Exhibit 10.1

J.P. Morgan

CREDIT AGREEMENT

dated as of

January 9, 2015

among

THE ADVISORY BOARD COMPANY

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING

and

BARCLAYS BANK PLC

as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING

and

BARCLAYS BANK PLC

as Joint Bookrunners and Joint Lead Arrangers

-i-

-ii-

-iii-

SCHEDULES:

Schedule 2.01 – Commitments and Letter of Credit Sublimits
Schedule 3.01 – Subsidiaries
Schedule 5.15 – Post-Closing Deliverables
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments, Loans, Advances, Guarantees and Acquisitions
Schedule 6.06 – Existing Transactions with Affiliates

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Opinion of Loan Parties’ Counsel
Exhibit C – Form of Term Note
Exhibit D – Form of Revolving Note
Exhibit E-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit E-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit E-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit E-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit F-1 – Form of Borrowing Request
Exhibit F-2 – Form of Interest Election Request
Exhibit G – Form of Perfection Certificate
Exhibit H – Form of Solvency Certificate
Exhibit I – Form of Guaranty Agreement
Exhibit J – Form of Security Agreement

-iv-

CREDIT AGREEMENT (this “Agreement”) dated as of January 9, 2015 among THE ADVISORY BOARD COMPANY, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC, as Co-Syndication Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” has the meaning assigned to such term in Section 2.11(i).

“Acquisition” means the acquisition by the Borrower of all of the issued and outstanding equity interests of the Target pursuant to the Stock Purchase Agreement.

“acquisition” has the meaning given to such term in clause (iv) of the first sentence of Section 6.04.

“Additional Lender” has the meaning assigned to such term in Section 2.20(c).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the greater of (i)(a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the LIBO Rate for such Eurocurrency Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurocurrency Borrowing for such Interest Period and (ii)(a) with respect to Term Loans only, 1.00% per annum, or (b) with respect to the Revolving Commitments, 0.00% per annum.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of the Borrower (other than any of the Borrower’s subsidiaries) at such time.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is $50,000,000.

“Agreed Currencies” means (a) Dollars, (b) euro, (c) Pounds Sterling and (d) any other currency that is (i) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (ii) available in the London interbank deposit market and (iii) agreed to by the Administrative Agent and each of the Revolving Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” has the meaning assigned to such term in Section 3.19.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.18.

“Applicable Discount” has the meaning assigned to such term in the definition of “Dutch Auction.”

“Applicable ECF Percentage” means, for any fiscal year of the Borrower, 50%, or if the First Lien Leverage Ratio as of the last day of such fiscal year is (a) less than or equal to 4.00 to 1.00 but greater than 3.00 to 1.00, 25% or (b) less than or equal to 3.00 to 1.00, 0%.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment; provided that, in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Revolving Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pledge Percentage” means 100%, but 65% of the voting Equity Interests (and 100% of the non-voting Equity Interests) in the case of a pledge by the Borrower or any Domestic Subsidiary of its Equity Interests in (a) a Foreign Subsidiary that is a CFC or (b) a CFC Holdco.

“Applicable Rate” means, as of any date of determination, (a) with respect to any Term Loan, (i) 3.00% per annum, in the case of an ABR Loan, or (ii) 4.00% per annum, in the case of a Eurocurrency Loan, and (b) with respect to Revolving Loans, in the case of any Eurocurrency Revolving Loan or any ABR Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread,” “ABR Spread” or “Commitment Fee Rate,” as the case may be, based upon the First Lien Leverage Ratio applicable on such date.

	First Lien Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1:	≤ 3.00 to 1.00	3.25%	2.25%	0.375%
Category 2:	> 3.00 to 1.00	3.50%	2.50%	0.500%

For purposes of the foregoing,

(i) if at any time the Borrower fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 2 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery of such Financials and ending on the date which is three (3) Business Days after such Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s first full fiscal quarter ending after the Effective Date and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property, including sales of inventory and licenses of intellectual property (whether in consideration of periodic royalty payments or a lump sum payment), in each case by the Borrower or any of its Subsidiaries outside the ordinary course of business, other than dispositions of cash and Permitted Investments, and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrower, in each case, to any Person other than (i) the Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 2.11(c), the introductory paragraph of Section 6.03(a) and Sections 6.03(a)(iv) and 6.03(a)(vi)(K), (L) and (M) (and any defined term to the extent used in Section 2.11(c) or 6.03), any other Subsidiary. The parties agree that the term “Asset Sale” shall not mean (A) the granting of any Lien on property that is permitted under this Agreement or (B) any issuance, sale or other disposition by the Borrower of Equity Interests in the Borrower.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auction” has the meaning assigned to such term in the definition of “Dutch Auction.”

“Auction Amount” has the meaning assigned to such term in the definition of “Dutch Auction.”

“Auction Notice” has the meaning assigned to such term in the definition of “Dutch Auction.”

“Available Amount” means, as of any date of determination, the cumulative amount equal to (without duplication):

(a) $50.0 million, plus

(b) the Cumulative Retained Excess Cash Flow Amount at such date, plus

(c) the aggregate Net Cash Proceeds received by the Borrower from (i) the issuance and sale of Equity Interests (other than any Disqualified Capital Stock) of the Borrower after the Effective Date and on or prior to such date (including upon exercise of warrants, options or awards under Benefit Plans) and (ii) Debt Issuances and issuances of Disqualified Capital Stock after the Effective Date that have been exchanged for or converted into Equity Interests (other than Disqualified Capital Stock), plus

(d) 100% of the aggregate amount received by the Borrower or any Subsidiary in cash and Permitted Investments from:

(i) the sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary after the Effective Date, or

(ii) any dividend or other distribution by an Unrestricted Subsidiary after the Effective Date, plus

(e) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into the Borrower or a Subsidiary after the Effective Date, the Fair Market Value of the investments of the Borrower and the Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, merger, consolidation, amalgamation or liquidation (or of the assets transferred or conveyed, as applicable) so long as such investments were originally made pursuant to Section 6.04(r), plus

(f) to the extent not already included in the Cumulative Retained Excess Cash Flow Amount, an amount equal to any returns in cash and Permitted Investments (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any investments made pursuant to Section 6.04(r), plus

(g) returns, profits, distributions and similar amounts received in cash or Permitted Investments by the Borrower and the Subsidiaries on investments made using the Available Amount (not to exceed the amount of such investments).

“Available Revolving Commitment” means, at any time with respect to any Lender, the Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Commitments.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by the Administrative Agent, any Lender or any Affiliates of the Administrative Agent

or any Lender: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan” means any stock option, restricted stock, stock incentive, employee stock purchase, deferred compensation, profit sharing, defined benefit, defined contribution or other benefit plan of the Borrower or any of its Subsidiaries (including, without limitation, The Advisory Board Company 2005 Stock Incentive Plan, The Advisory Board Company 2009 Stock Incentive Plan, The Advisory Board Company Employee Stock Purchase Plan and any similar plan or arrangement adopted by the Borrower in connection with the Transactions) and the related award agreements under each such plan.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means The Advisory Board Company, a Delaware corporation.

“Borrowing” means Loans of the same Class or Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit F-1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in euro).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP as in effect on the Effective Date, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Effective Date.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any material property of the Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any real property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirements of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means a Domestic Subsidiary that has no material assets other than the equity interests in one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of a future event (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors of the Borrower (“Voting Stock”) on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.16.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

“Co-Syndication Agent” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC in its capacity as co-syndication agent for the credit facilities evidenced by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject (or purported to be subject) to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations, other than, in each case, the Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent.

“Commitment” means with respect to any Lender such Lender’s Revolving Commitment and/or Term Loan Commitment.

“Commitment Letter” means that certain Amended and Restated Commitment Letter dated December 19, 2014, by and among the Borrower, J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(b).

“Company Material Adverse Effect” has the meaning assigned to such term in the Stock Purchase Agreement.

“Competitor” has the meaning assigned to such term in the definition of “Disqualified Lender.”

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, as of any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, excluding cash and Permitted Investments and any tax related accounts with respect to prepaid taxes based on income or profits.

“Consolidated Current Liabilities” means, as of any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, excluding current liabilities associated with payroll expense, the current portions of Consolidated Total Indebtedness and Capital Lease Obligations and any tax related accounts with respect to tax liability based on income or profits.

“Consolidated EBITDA” means, with reference to any period, the total of (a) Consolidated Net Income plus (b) without duplication and, other than with respect to clause (viii) below, to the extent deducted in determining such Consolidated Net Income, the sum of the following amounts for such period:

(i) Consolidated Interest Expense,

(ii) provision for taxes based on income, profits or capital gains paid or accrued, including penalties and interest related to such taxes or arising from any tax examinations,

(iii) (A) depreciation and amortization (including amortization of Intangible Assets, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts and yield) and other fees and charges (including amortization of unrecognized prior service costs, amortization of customer commitment costs associated with acquiring new contracts and actuarial gains and losses related to pensions and other post-employment benefits), (B) impairment of goodwill and other assets and (C) any asset write-off and/or write-down,

(iv) other non-cash charges, expenses or losses, including, without limitation, any charges, expenses or losses incurred by the Borrower or any Subsidiaries pursuant to any Benefit Plan or stock subscription or similar agreement to the extent that such charges, expenses or losses are non-cash in nature or are funded with cash proceeds contributed to the capital of the Borrower or with Net Cash Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Capital Stock),

(v) Transaction Costs and other accruals, costs, charges, fees and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to acquisitions, investments, dividends, Asset Sales, restructurings, incurrences of Indebtedness or issuances of Equity Interests, in each case, whether or not consummated, permitted under the Loan Documents, including fees, costs and charges in connection with modifications to the Loan Documents,

(vi) letter of credit fees,

(vii) the amount of any expense or reduction of Consolidated Net Income consisting of Subsidiary income attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Subsidiary (to the extent not added back to Consolidated Net Income), and

(viii) the amount of “run rate” cost savings, operating expense reductions, synergies and operating improvements related to any Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) within eighteen (18) months after such Specified Transaction, restructuring, cost saving initiative or other initiative (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, synergies and operating improvements had been realized on the first day of such period and as if such cost savings, operating expense reductions, synergies and operating improvements were realized during the entirety of such period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions, synergies or operating improvements are reasonably identifiable and factually supportable, (B) no cost savings, operating expense reductions, synergies or operating improvements shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the aggregate amount added pursuant to this clause (b) for any Test Period shall not exceed an amount equal to 20% of Consolidated EBITDA for such Test Period (with such calculation being made prior to giving effect to any increase pursuant to this clause (viii) and, for the avoidance of doubt, after giving pro forma effect to any such Specified Transaction, restructuring, cost saving initiative or other initiative), minus

(c) to the extent included in Consolidated Net Income,

(i) non-cash gains or income; provided that to the extent any non-cash gain or income represents an accrual or deferred income in respect of potential cash items in any future period, the Borrower or any Subsidiary may determine not to deduct such non-cash gain or income in the then-current period,

(ii) income tax credits and refunds (to the extent not netted from tax expense),

(iii) any cash payments made during such period in respect of items described in clause (b)(iv) or (v) above subsequent to the fiscal quarter in which the relevant non-cash costs, charges, fees and expenses or losses were incurred, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.

Notwithstanding the foregoing, Consolidated EBITDA (a) for the fiscal quarter ended December 31, 2013, shall be deemed to be $34,404,000, (b) for the fiscal quarter ended March 31, 2014, shall be deemed to be $40,871,000, (c) for the fiscal quarter ended June 30, 2014, shall be deemed to be $39,821,000 and (d) for the fiscal quarter ended September 30, 2014, shall be deemed to be $31,183,000, as may be subject to addbacks and adjustments (without duplication) pursuant to clause (b)(viii) above and the preceding paragraph for the applicable Test Period.

For purposes of calculating Consolidated EBITDA for any Test Period, if at any time during such Test Period the Borrower or any Subsidiary shall have consummated any Material Acquisition or Material Asset Sale, the Consolidated EBITDA for such Test Period shall be calculated on a pro forma basis as if such Material Acquisition or Material Asset Sale had occurred on the first day of such Test Period and otherwise in accordance with Section 1.04(b). Consolidated EBITDA shall be calculated on such a pro forma basis for the Transactions for any Test Period in which the Transactions shall have been consummated.

“Consolidated First Lien Debt” means, as of any date of determination, Consolidated Total Indebtedness outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Subsidiary but excluding (a) any such Indebtedness of a Subsidiary that is not a Loan Party and (b) any such Indebtedness in which the applicable Liens are junior or subordinated to the Liens securing the Obligations.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including, without limitation, interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In the event that the Borrower or any Subsidiary shall have consummated a Material Acquisition or a Material Asset Sale since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such Material Acquisition or such Material Asset Sale, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) attributable to the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded therefrom:

(a) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, transition costs, costs related to the closure or consolidation of facilities, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities);

(b) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(c) any income (loss) for such period attributable to business dispositions and the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(d) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in Indebtedness and equity securities or as a result of a change in law or regulation and non-cash gains or losses resulting from fair value accounting, in each case, pursuant to GAAP, and the amortization of Intangible Assets arising pursuant to GAAP;

(e) gains and losses associated with the valuation of earn-out obligations or hedging obligations;

(f) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within three hundred sixty-five (365) days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such three hundred sixty-five (365) days), expenses, charges or losses with respect to liability or casualty events or business interruption, including lost revenue or earnings; and

(g) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income for such period.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including, without limitation, the effects of such adjustments pushed down to the Borrower and the Subsidiaries), as a result of the Transactions, any acquisition constituting an investment permitted under this Agreement consummated prior to or after the Effective Date, or the amortization or write-off of any amounts related to any of the foregoing.

“Consolidated Net Working Capital” shall mean, as of any date of determination, Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01(a) or (b) or, as of any date prior to the time any such balance sheet is so delivered pursuant to Section 5.01(a) or (b), the most recent balance sheet referred to in Section 4.01(d)(i) or (ii).

“Consolidated Total Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) the aggregate Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries relating to the maximum undrawn amount of all letters of credit outstanding (other than any letters of credit to the extent that they are cash-collateralized or supported by back-to-back letters of credit) and bankers acceptances and (c) Indebtedness of the type referred to in the foregoing clause (a) or (b) of another Person guaranteed by the Borrower or any of its Subsidiaries within the meaning of the definition of “Guarantee” hereunder.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or Revolving Loans (or unused Revolving Commitments) (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (including any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing ), (b) does not mature earlier than or, except in the case of Revolving Commitments, have a Weighted Average Life to Maturity shorter than the Refinanced Debt, (c) is not guaranteed by any Person that is not a Loan Party, (d) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the First Lien Intercreditor Agreement and (e) has terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (except for covenants or other provisions applicable only to periods after the Final Maturity Date at the time of such exchange, extension, renewal, replacement or refinancing) (it being understood and agreed that, to the extent that any financial maintenance covenant is added for the benefit of the lenders or investors providing any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Final Maturity Date at the time of such exchange, extension, renewal, replacement or refinancing).

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“Cumulative Retained Excess Cash Flow Amount” means, as of any date of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentages of Excess Cash Flow, for all Excess Cash Flow Periods ending after the Effective Date and prior to such date.

“Debt Issuance” means the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness after the Effective Date (other than as permitted by Section 6.01).

“Declining Lender” has the meaning assigned to such term in Section 2.11(i).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any Subsidiary in connection with an Asset Sale pursuant to Section 6.03(a)(vi)(M) or a Sale and Leaseback Transaction pursuant to Section 6.10(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of such non-cash consideration converted to cash or Permitted Investments).

“Discount Range” has the meaning assigned to such term in the definition of “Dutch Auction.”

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 181 days after the Final Maturity Date, (b) unless at the sole option of the issuer thereof, is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in the foregoing clause (a), in each case at any time on or prior to one hundred eighty-one (181) days after the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to one hundred eighty-one (181) days after the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Disqualified Lender” means (a) financial institutions and other entities (and Affiliates of any such financial institution or other entity to the extent such Affiliates are clearly identifiable on the basis of such Affiliates’ names) that have been specified by the Borrower in writing to JPMorgan and Merrill Lynch on or prior to December 10, 2014; (b) direct competitors of the Borrower or its subsidiaries or the Target or its subsidiaries specified by the Borrower to JPMorgan and Merrill Lynch in writing on or prior to December 10, 2014, or subsequently updated in writing to the Administrative Agent after the Syndication Date (each such entity, a “Competitor”); provided that this clause (b) shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans to the extent that any such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be; or (c) Affiliates of Competitors to the extent such Affiliates are clearly identifiable on the basis of such Affiliates’ names; provided that a Competitor or an Affiliate of a Competitor shall not include any bona fide debt fund or investment vehicle (other than a Person excluded pursuant to the foregoing clause (a)) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with such Competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment of such Competitor or Affiliate thereof, as applicable, (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than information that is publicly available), in either case relating to the Borrower or any entity that forms a part of the Borrower’s business, including subsidiaries of the Borrower. The list of all Disqualified Lenders shall be made available to all Lenders by posting such list to the Platform.

“Dollar Amount” of any currency at any date means (a) the amount of such currency if such currency is Dollars or (b) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower in order to purchase Term Loans in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Borrower or an Affiliated Lender, as applicable:

(a) Notice Procedures. In connection with an Auction, the Borrower will provide notification to the Administrative Agent (for distribution to the applicable Lenders) that Term Loans will be the subject of an Auction (an “Auction Notice”) by either the Borrower or an Affiliated Lender. Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $10,000,000 with minimum increments of $1,000,000 (the “Auction Amount”), and (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction.

(b) Reply Procedures. In connection with an Auction, each Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the Term Loans, which must be in increments of $1,000,000 (the “Reply Amount”). A Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of the applicable Term Loans. Lenders may submit only one Return Bid per Auction. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and acceptance in a form reasonably acceptable to the Administrative Agent.

(c) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which the Borrower or an Affiliated Lender, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Borrower or an Affiliated Lender, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Borrower or an Affiliated Lender, as applicable, shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction with respect to the Reply Amounts received thereunder at an Applicable Discount equal to the highest Reply Discount specified in the Return Bids with respect to such Auction. The Borrower or an Affiliated Lender, as applicable, shall purchase the Term Loans (or the respective portions thereof) from each Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower or an Affiliated Lender, as applicable, shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five (5) Business Days from the date the Return Bid was due.

(d) Additional Procedures. Once initiated by an Auction Notice, the Borrower or an Affiliated Lender, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“Effective Date” means January 9, 2015, the date on which the conditions specified in Section 4.01 were satisfied (or waived in accordance with Section 9.02).

“Effective Date Refinancing” means, collectively, the repayment, repurchase or other discharge of the Existing Credit Agreement Indebtedness and termination and/or release of any security interests and guarantees in connection therewith.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, commitment, structuring, ticking, underwriting and other similar fees not shared generally with lenders or other institutions providing such Indebtedness; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “Base Rate floor,” (i) to the extent that the LIBO Rate or Alternate Base Rate (without giving effect to any such floor), as applicable, on the date on which the Effective Yield is being calculated, is less than such floor, the amount of such difference shall be deemed to be added to the interest rate margin for such Indebtedness, and (ii) to the extent that the LIBOR Rate or Alternate Base Rate (without giving effect to any such floor), as applicable, on the date on which the Effective Yield is being calculated is greater than such floor, then such floor shall be disregarded in calculating the Effective Yield.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Financing” means issuance by the Borrower of $100 million of its common stock, calculated in accordance with the Stock Purchase Agreement, directly to the seller under the Stock Purchase Agreement as a portion of the purchase price in connection with the Acquisition.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing; provided that “Equity Interests” shall not include any Permitted Convertible Notes or other Indebtedness for borrowed money that is convertible into, or exchangeable for, Equity Interests.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a Plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“euro” means the single currency of the Participating Member States.

“Eurocurrency,” when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent means, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Borrower and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Amount” has the meaning assigned to such term in Section 2.11(f).

“Excess Cash Flow” means, for each Excess Cash Flow Period,

(a) Consolidated EBITDA for such Excess Cash Flow Period, plus

(b) the amount, if any, by which Consolidated Net Working Capital decreased during such Excess Cash Flow Period, minus

(c) Consolidated Interest Expense for such Excess Cash Flow Period, minus

(d) the aggregate amount of scheduled and mandatory payments that permanently reduce the principal amount of outstanding Indebtedness during such Excess Cash Flow Period to the extent made from Internally Generated Cash (including (A) the principal component of payments in respect of Capital Lease Obligations of the Borrower and the Subsidiaries, (B) the amount of any repayment of Term Loans pursuant to Section 2.10 and (C) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.11(c) to the extent required due to an Asset Sale or Casualty Event that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding (X) all other prepayments of Loans (including for the avoidance of doubt, pay-downs of Revolving Loans) and (Y) any prepayment of revolving loans (other than the Revolving Loans) to the extent there is not an equivalent permanent reduction in commitments thereunder, other than payments of Indebtedness described in Section 2.11(c) or (d) to the extent such payments reduce the repayment of Term Loans that would otherwise be required by Section 2.11(e)); minus

(e) the amount of investments pursuant to Sections 6.04(b), (c), (1), (r)(A), (r)(B), (s) and (t) made from Internally Generated Cash during such Excess Cash Flow Period, minus

(f) the amount of capital expenditures actually made from Internally Generated Cash during such Excess Cash Flow Period, minus

(g) the amount of Restricted Payments pursuant to Section 6.07(b) (but only to the extent such Restricted Payments were made to third parties) and Section 6.07(e) made from Internally Generated Cash during such Excess Cash Flow Period, minus

(h) all Taxes actually paid in cash during such Excess Cash Flow Period, minus

(i) the amount paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as non-cash reductions of Consolidated Net Income or Consolidated EBITDA and (B) reserves or amounts established in purchase accounting; minus

(j) the aggregate amount of all costs, fees and expenses (including prepayment premiums) incurred in connection with the Transactions and any issuance or offering of Equity Interests, incurrence of Indebtedness, acquisitions, investments, Asset Sales, financing or refinancing transaction, or repayment, refinancing, amendment or modification of Indebtedness, in each case whether or not successful, and any actual or proposed amendment, waiver or modification to the terms of any such transactions, in each case to the extent paid in cash during such Excess Cash Flow Period or which the Borrower and its Subsidiaries become obligated during such Excess Cash Flow Period to pay in cash within the first three months of the next Excess Cash Flow Period (and if not so paid, such amount to be included in the calculation of Excess Cash Flow for such next Excess Cash Flow Period), minus

(k) an amount equal to the amount of extraordinary, unusual or non-recurring cash losses, charges or expenses and cash losses during such Excess Cash Flow Period, minus

(l) the amount, if any, by which Consolidated Net Working Capital increased during such Excess Cash Flow Period, plus

(m) an amount equal to the amount of extraordinary, unusual or non-recurring cash gains and cash gains during such Excess Cash Flow Period, minus

(o) an amount equal to the amount paid from Internally Generated Cash during such Excess Cash Flow Period in respect of any earn-out payment obligations or other contingent payments with respect to any agreements existing as of the date of this Agreement or arising out of any Permitted Acquisition or any investment or Asset Sale permitted hereunder from and after the date of this Agreement.

For the avoidance of doubt, gross proceeds received by the Borrower from the sale and issuance of its Equity Interests, irrespective of the application of such proceeds, shall not constitute part of Excess Cash Flow for any Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean (a) the period taken as one accounting period commencing on the first day of the first full fiscal quarter of the Borrower after the Effective Date and ending on December 31, 2016 and (b) each fiscal year of the Borrower thereafter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Actions” has the meaning assigned to such term in the Security Agreement.

“Excluded Assets” means (a) those assets as to which the Administrative Agent reasonably determines that the costs of obtaining a security interest therein are excessive in relation to the credit support that such security interest would provide, (b) motor vehicles, aircraft and other equipment subject to a certificate of title statute, (c) any leasehold interest in real property, (d) any fee-owned real property with a Fair Market Value of less than $25,000,000, (e) assets subject to a Lien securing Capital Lease Obligations or Purchase Money Obligations, in each case permitted under this Agreement, if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such assets (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law); provided that such asset (i) will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and (ii) will cease to be an Excluded Asset and will become subject to the Lien granted hereunder, immediately and automatically, at such time as such consequences will no longer result, (f) any lease, license, permit, contract, property right or agreement to which any Loan Party is a party or any of its rights or interests thereunder, or the property subject thereto, if and only for so long as the grant of a Lien under the Loan Documents is prohibited by any Requirements of Law or will constitute or result in a breach, termination or default, or requires any consent not obtained, under any such lease, license, contract, property right or agreement (other than to the extent that any such applicable Requirements of Law or term would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law); provided that such lease, license, permit, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted hereunder, immediately and automatically, at such time as such consequences will no longer result, (g) any applications for trademarks or service marks filed in the United States Patent and Trademark Office (“PTO”), or any successor office thereto pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d), (h) in excess of 65% of the voting Equity Interests of (1) any Foreign Subsidiary that is a CFC or (2) any CFC Holdco, (i) Equity Interests in entities in which a Loan Party holds 50% or less of the outstanding Equity Interests in such entity, to the extent a pledge of such Equity Interests is prohibited by the organizational documents or agreements with the other holders of Equity Interests in such entity (other than to the extent that any such applicable law, rule, regulation or term would be rendered ineffective pursuant to the UCC of all relevant jurisdictions and all other applicable law), (j) margin stock, (k) commercial tort claims with a value of less than $5,000,000, (l) letter of credit rights with a value of less than $5,000,000 (except to the extent that a security interest therein can be perfected by the filing of a UCC-1 financing statement against the relevant Loan Party that is the holder of such letter of credit right), (m) any asset to the extent that and for so long as the grant of a Lien therein to secure the Secured Obligations is prohibited by any applicable Requirements of Law or would require the consent or approval of any Governmental Authority which has not been obtained and (n) any deposit or securities account that is used exclusively for making payroll, employee benefits and other payments to employees. Notwithstanding anything to the contrary in this Agreement, the Borrower makes no representation or warranty under this Agreement, and the covenants under this Agreement shall not apply, in respect of the Excluded Assets.

“Excluded Subsidiary” means (a) any Domestic Subsidiary of the Borrower so long as (i) its acting as a Subsidiary Guarantor under this Agreement would violate any Requirements of Law applicable to such Subsidiary or would be prohibited by any contractual restriction or obligation in effect on the Effective Date and applicable to such Subsidiary and (ii) the Administrative Agent shall have received a certificate of a Financial Officer to the effect that, based on advice of outside counsel, any such Domestic Subsidiary acting as a Subsidiary Guarantor under this Agreement would cause such a violation or would be so prohibited as described in the foregoing clause (a)(i), (b) any Foreign Subsidiary of the Borrower, (c) any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (d) any CFC Holdco and (e) any Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a

Lender (other than a Lender that becomes an assignee pursuant to an assignment request by the Borrower under Section 2.19(b)), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan (or, where the Lender is a partnership for U.S. federal income tax purposes and the withholding Tax relates to a particular partner, on the later date, if any, on which such partner became a partner of such Lender) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, additional amounts with respect to such Taxes were payable either to such Lender’s assignor (or, if such Lender is a partnership described in the preceding parenthetical, such affected partner’s predecessor) immediately before such Lender acquired the applicable interest in a Loan or Commitment (or immediately before such affected partner became a partner) or to such Lender immediately before it changed its lending office; (c) Taxes attributable to a Lender’s failure to comply with Section 2.17(e); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement Indebtedness” means all unpaid Indebtedness and other obligations and liabilities of the Borrower and its Subsidiaries under and pursuant to that certain Credit Agreement, dated as of June 30, 2012, as amended, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto.

“Fair Market Value” means with respect to any asset, group of assets, Equity Investments, investment or other thing of value as of any date of determination, the value of the consideration obtainable in a sale thereof at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics thereof. Such value shall be determined in good faith by a Responsible Officer.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries, taken as a whole, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version referred to above in this definition).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement referred to as such in the Commitment Letter.

“Final Maturity Date” shall mean the later of (a) the Revolving Maturity Date and (b) the Term Loan Maturity Date.

“Financial Covenant Cross Default” has the meaning assigned to such term in clause (d) of Article VII.

“Financial Covenant Event of Default” has the meaning assigned to such term in clause (d) of Article VII.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Borrower and its subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Lien Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent among the Administrative Agent and one or more senior representatives for the holder of Incremental Equivalent Debt that are intended to be secured on a pari passu basis with the Secured Obligations.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or Controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency Exposure” has the meaning assigned to such term in Section 2.11(b).

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” means $10,000,000.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any subsidiary which is not a Domestic Subsidiary.

“fully-diluted basis” means, as of any date of determination, the sum of (x) the number of shares of Voting Stock outstanding as of such date plus (y) the number of shares of Voting Stock issuable upon the exercise, conversion or exchange of all then-outstanding warrants, options, convertible capital stock or indebtedness, exchangeable capital stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of Voting Stock, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in the money as of such date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“guarantor” has the meaning assigned to such term in the definition of “Guarantee.”

“Hazardous Materials” means all explosive or radioactive substances or wastes and all other substances, wastes, materials or pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Incremental Cap” has the meaning assigned to such term in Section 2.20(b).

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(u).

“Incremental Extensions of Credit” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(c).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.20(d).

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan Commitment” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the amount of such Indebtedness, in the case of any such Indebtedness that has not been assumed by such Person, equal to the lower of (x) the Fair Market Value of such property at the time such Lien thereon first secures such Indebtedness (or the time at which the holder of such Indebtedness first has such an existing right to be secured by such a Lien) and (y) the aggregate unpaid amount of Indebtedness secured by such property), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty issued for the account of such Person and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances issued for the account of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness or applicable law provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (i) any obligation or liability with respect to deferred payments, deferred revenue, prepaid revenue, or financing of insurance premiums incurred in the ordinary course of business, (ii) minimum purchase obligations or take-or-pay obligations contained in supply agreements or arrangements, (iii) indemnification obligations, purchase price or similar adjustments, royalties, earn-out payment obligations or other contingent payments with respect to any agreements existing as of the date of this Agreement or arising out of any Permitted Acquisition or any Asset Sale or investment permitted hereunder from and after the date of this Agreement, (iv) any liability for Taxes, (v) unfunded pension fund or other employee benefit plan obligations or liabilities to the extent that such obligations and liabilities are permitted to remain unfunded under applicable law or (vi) any indebtedness (including indebtedness under Permitted Convertible Notes) that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Permitted Investments (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitees” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intangible Assets” means the aggregate amount, for the Borrower and its Subsidiaries on a consolidated basis, of all assets classified as intangible assets under GAAP, including, without limitation, customer lists, acquired technology, goodwill, computer software, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, unamortized debt discount and capitalized research and development costs.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08 in the form attached hereto as Exhibit F-2.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated and (d) with respect to any Term Loan, the Term Loan Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Eurocurrency Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing or Term Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” means any cash of the Borrower or any Subsidiary that is not generated from an Asset Sale, a Casualty Event, an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“investment” has the meaning assigned to such term in Section 6.04. The amount, as of any date of determination, of (a) any investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of such transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such investment (to the extent such payments do not exceed, in the aggregate, the original amount of such investment and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such investment after the date of such investment, and (b) any investment (other than any investment referred to in the foregoing clause (a)) by the specified Person in the form of a purchase or other acquisition for value of any capital stock, evidences of Indebtedness or other securities of any other Person shall be the original cost of such investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such investment (to the extent the amounts referred to in clause

(ii) do not, in the aggregate, exceed the original cost of such investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such investment after the date of such investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A. and Morgan Stanley Bank, N.A. (provided that Morgan Stanley Bank, N.A. shall be an Issuing Bank only with respect to standby Letters of Credit and only, unless otherwise agreed to by Morgan Stanley Bank, N.A., with respect to Letters of Credit governed by the laws of the United States of America or any state thereof) in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.06(i). Each of the Issuing Banks may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of any Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, that is not a wholly-owned Subsidiary.

“JPMorgan” means J.P. Morgan Securities LLC.

“Junior Indebtedness” means any Indebtedness (other than any permitted intercompany Indebtedness owing to the Borrower any Subsidiary) that is either (a) Subordinated Indebtedness or (b) Indebtedness that is secured by Collateral on a junior basis to the Liens securing the Secured Obligations.

“Junior Indebtedness Documents” means any document, agreement or instrument evidencing any Junior Indebtedness or entered into in connection with any Junior Indebtedness.

“Knowledge,” when used with respect of the Borrower, means the actual knowledge of a Responsible Officer.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01(a) and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Sublimit” means, with respect to any Issuing Bank, an amount equal to the amount set forth on Schedule 2.01(b) opposite the name of such Issuing Bank.

“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries, taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any applicable Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, on the date of the commencement of such Interest Period; provided that, (x) if any LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Acquisition” means any acquisition by one or more of the Borrower and its Subsidiaries of any assets, business or Person permitted to be acquired by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e), any Letter of Credit applications, the Collateral Documents, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby (other than any Swap Agreement or Banking Services Agreement). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Loans” means Term Loans, Revolving Loans, and any loans in respect of any Incremental Extensions of Credit made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars and (b) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood and agreed that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Mandatory Cost” is described in Schedule 2.02.

“Marketing Materials” means a customary confidential information memorandum for the credit facilities evidenced by this Agreement and other customary marketing materials to be used in connection with the syndication of the Loans.

“Material Acquisition” means any Permitted Acquisition involving the payment of consideration therefor by the Borrower and its Subsidiaries in excess of $20,000,000.

“Material Adverse Effect” means any event, circumstance or condition that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) or operating results of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Subsidiary Guarantors, taken as a whole, to perform their obligations under this Agreement or (c) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Asset Sale” means any Asset Sale that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $20,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means a Subsidiary of the Borrower (a) which, for the period of the most recent four (4) consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, if prior to the delivery of the first such financial statements to be delivered pursuant to Section 5.01(a) or Section 5.01(b), the four (4) consecutive fiscal quarters ended with the most recent fiscal quarter included in the financial statements referred to in Section 4.01(d)(i) or (ii)), contributed revenues that exceeded 5% of the consolidated revenues of the Borrower and its Subsidiaries for such period or (b) as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, if prior to the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or Section 5.01(b), the last day of the most recent fiscal quarter included in the financial statements referred to in Section 4.01(d)(i) or (ii)), owned assets the book value of which exceeded 5% of the consolidated book value of the assets of the Borrower and its Subsidiaries as of such date.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“MNPI” has the meaning assigned to such term in Section 9.01(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds of such Asset Sale in the form of cash or Permitted Investments received by the Borrower or any of its Subsidiaries (including such proceeds subsequently received (as and when received by the Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, investment banking fees and commissions, transfer and similar taxes and the Borrower’s good faith estimate of income taxes actually paid or payable in connection with such Asset Sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities (whether direct, contingent or otherwise) under any indemnification obligations associated with such Asset Sale or (y) any other liabilities (whether direct, contingent or otherwise) retained by the Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) taxes paid or payable as a result of the repatriation or transfer of funds received in respect of such Asset Sale into the United States and any other Taxes paid (or reasonably expected to be payable) that are attributable to such Asset Sale; and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale or which otherwise is subject to mandatory prepayment by reason of such Asset Sale and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any issuance or sale of Equity Interests, the proceeds of such issuance or sale in the form of cash or Permitted Investments received by the Borrower or any of its Subsidiaries (including such proceeds subsequently received (as and when received by the Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, investment banking fees and commissions, transfer and similar taxes and the Borrower’s good faith estimate of other taxes actually paid or payable in connection with such issuance or sale); and (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities (whether direct, contingent or otherwise) under any indemnification obligations associated with such issuance or sale or (y) any other liabilities (whether direct, contingent or otherwise) retained by the Borrower or any of its Subsidiaries associated with such issuance or sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds);

(c) with respect to any Debt Issuance, the cash proceeds thereof received by the Borrower or any of its Subsidiaries, net of all fees, commissions, legal, accounting and other professional fees, investment banking fees and commissions, and other costs and expenses incurred in connection therewith and, if such Debt Issuance is secured, all recording fees, costs of surveys, environmental studies and title insurance and other costs and expenses in connection therewith; and

(d) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all fees, commissions, legal, accounting and other professional fees and all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Not Otherwise Applied” means, with reference to the Available Amount, the amount thereof that was not previously applied pursuant to Section 6.04(r), Section 6.07(j) or Section 6.09(e).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (other than, with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“option right” has the meaning assigned to such term in the definition of “Change in Control.”

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such corporation, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such limited liability company, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such limited partnership, (d) in the case of any general partnership, the partnership agreement (or similar document) of such general partnership and (e) in any other case, the functional equivalent of the foregoing.

“Original Currency” has the meaning assigned to such term in Section 2.18(a).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Revolving Commitments” means one or more Classes of revolving credit commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means any and all present or future recording, stamp, documentary, transfer, sales, property or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Overdue Amounts” has the meaning assigned to such term in Section 2.18(c).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“parent” has the meaning assigned to such term in the definition of “subsidiary.”

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. Law 107-56), signed into law October 26, 2001 (as amended from time to time).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in a form reasonably acceptable to, or any other form approved by, the Administrative Agent.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) by the Borrower or any Subsidiary of (a) all or substantially all of the assets of a Person, or a division or line of business of a Person, or (b) all or substantially all of the Equity Interests in a Person if, (i) at the time of and immediately after giving effect to such acquisition, (A) no Default has occurred and is continuing or would arise after giving effect thereto, (B) the Borrower and the Subsidiaries are in compliance with Section 6.03(b) and (C) such Person, upon the consummation of such purchase or acquisition of the Equity Interests of such Person, will be a Subsidiary, (ii) all actions required to be taken under Section 5.09 shall have been taken prior to the consummation of such acquisition, in the case of any Subsidiary formed by the Borrower or any Subsidiary to effect such acquisition, or otherwise within the period provided in Section 5.09, in the case of any Subsidiary which shall be the surviving entity of such acquisition if effected by merger or consolidation, (iii) in the case of (A) a merger or consolidation involving the Borrower, the Borrower is the surviving entity of such merger or consolidation, or such merger or consolidation is effected in compliance with Section 6.03(a)(i), or (B) a merger or consolidation involving a Subsidiary Guarantor, such Subsidiary Guarantor is the surviving entity of such merger or consolidation or such surviving entity becomes a Subsidiary Guarantor within the period provided in Section 5.09 following the consummation of such merger or consolidation and (iv) the aggregate cash consideration (which, for the avoidance of doubt, shall not include any equity consideration or any cash purchase price adjustment, royalty, earn-out or other contingent or deferred cash payment to the extent any such cash payment is not reflected as a liability on the balance sheet of the Borrower) paid in respect of any such acquisition of any Person that, upon the consummation of such acquisition, will not be a Loan Party, when taken together with the aggregate cash consideration paid in respect of all other acquisitions of Persons that, upon the consummation of such acquisitions, will not be Loan Parties, does not exceed $75,000,000.

“Permitted Call Spread Swap Agreements” means (a) a Swap Agreement pursuant to which the Borrower acquires a call option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) a Swap Agreement pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower, in each case entered into by the Borrower concurrently with the issuance of Permitted Convertible Notes; provided that (i) the terms, conditions and covenants of each such Swap Agreement shall be such as are typical and customary for Swap Agreements of such type (as determined by the board of directors of the Borrower in good faith) and (ii) in the case of the foregoing clause (b), such Swap Agreement would be classified as an equity instrument in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, or any successor thereto (including pursuant to the Accounting Standards Codification), and the settlement of such Swap Agreement does not require the Borrower to make any payment in cash or Permitted Investments that would disqualify such Swap Agreement from so being classified as an equity instrument.

“Permitted Convertible Notes” means any unsecured notes issued by the Borrower that are convertible into common stock of the Borrower, cash or any combination thereof and that, upon issuance, evidence Indebtedness incurred in compliance with the requirements of Section 6.01(h).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not overdue for a period of more than thirty (30) days or are being contested in compliance with Section 5.04;

(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other Liens imposed by law, arising in the ordinary course of business (i) that secure obligations that are not overdue by more than forty-five (45) days or, if more than forty-five (45) days overdue, that are unfiled and not subject to any action taken to enforce such Liens, or (ii) that are being contested in good faith by appropriate proceedings and the Borrower or Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(c) Liens incurred or pledges or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of ) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature, and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support any of the foregoing, in each case in the ordinary course of business or consistent with past practice;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII or that secure appeal or surety bonds related to such judgments;

(f) easements, zoning restrictions, rights-of-way, restrictions, encroachments, protrusions and similar encumbrances on, or minor title defects affecting, real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower and its subsidiaries, taken as a whole;

(g) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Borrower or such Subsidiary;

(h) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions (i) in relation to the establishment, maintenance or administration of deposit accounts, securities accounts or arrangements relating to Banking Services Obligations, (ii) in relation to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, (iii) in connection with the issuance of letters of credit, bank guarantees or other similar instruments or (iv) in relation to the right of setoff, revocation, refund or chargeback of a collecting bank with respect to money or instruments in the possession of such bank; and

(i) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a rating of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(c) securities with maturities of twenty-four (24) months or less from the date of acquisition issued or fully and unconditionally guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (d) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing;

(h) Dollars, euro, Pounds Sterling, Australian dollars, Canadian dollars or such other currencies held by it from time to time in the ordinary course of business;

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; and

(j) whether or not consistent with any of the foregoing investments, any other investments permitted by the Borrower’s investment policy as such policy is in effect, and as disclosed to the Administrative Agent, prior to the Effective Date and as such policy may be amended, supplemented or otherwise modified from time to time with the consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(c).

“Pledge Subsidiary” means (i) each Domestic Subsidiary and (ii) each First Tier Foreign Subsidiary that, in the case of this clause (ii), is a Material Subsidiary.

“Pledged Collateral” has the meaning assigned to such term in the Security Agreement.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Amount” has the meaning assigned to such term in Section 2.11(i).

“Prepayment Date” has the meaning assigned to such term in Section 2.11(i).

“Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its subsidiaries, taken as a whole, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“primary obligor” has the meaning assigned to such term in the definition of “Guarantee.”

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City, each change in the Prime Rate to be effective from and including the date such change is publicly announced as being effective.

“Private Side Communication” has the meaning assigned to such term in Section 9.01(d).

“Private Siders” has the meaning assigned to such term in Section 9.01(d).

“Projections” means financial projections and financial forecasts relating to the Borrower and its subsidiaries prepared by the Borrower.

“PTO” has the meaning assigned to such term in the definition of “Excluded Assets.”

“Public Siders” has the meaning assigned to such term in Section 9.01(d).

“Purchase Money Obligations” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any Person) or the cost of acquisition, construction, repair, replacement or improvement of any property and any refinancing thereof.

“Qualifying Bids” has the meaning assigned to such term in the definition of “Dutch Auction.”

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.23.

“Register” has the meaning assigned to such term in Section 9.04.

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A or Regulation S under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees, if any, as such original notes, unless any such guarantees have been validly released under the terms of such original notes) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Reply Amount” has the meaning assigned to such term in the definition of “Dutch Auction.”

“Reply Discount” has the meaning assigned to such term in the definition of “Dutch Auction.”

“Repricing Transaction” means (a) any prepayment or repayment of any Term Loan with the proceeds of, or any conversion of any Term Loan into, any substantially concurrent incurrence of new or replacement Indebtedness constituting term loans (and not a placement or offering of securities) bearing interest with an Effective Yield less than the Effective Yield applicable to the Term Loans subject to such event and (b) any amendment to this Agreement which reduces the Effective Yield applicable to the Term Loans (it being understood and agreed that any prepayment premium with respect to a Repricing Transaction shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Section 9.02(e)).

“Required Lenders” means, at any time, Lenders having more than 50% of the sum of (x) Revolving Credit Exposures and unused Revolving Commitments at such time and (y) the aggregate unpaid principal amount of the Term Loans then outstanding (or, prior to the initial funding of the Term Loans, the Term Loan Commitments then outstanding).

“Required Revolving Lenders” means Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Credit Exposure and Revolving Commitments in respect of Incremental Extensions of Credit (if any); provided that the Revolving Loans, LC Exposure, Revolving Commitments in respect of Incremental Extensions of Credit (if any) and unused Revolving Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” means, collectively, any and all applicable requirements of any Governmental Authority, including any and all applicable laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, other Financial Officer or general counsel of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Return Bid” has the meaning assigned to such term in the definition of “Dutch Auction.”

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Loan outstanding.

“Revolving Loan” means a Loan made pursuant to Section 2.01(b).

“Revolving Maturity Date” means January 9, 2020.

“Rule 144A securities” means securities of the Borrower originally issued in an offering pursuant to Rule 144A under the Securities Act.

“Sanctioned Country” has the meaning assigned to such term in Section 3.20.

“Sanctioned Person” means, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by OFAC, (b) any person operating, organized or resident in a Sanctioned Country or (c) any person owned 50% or more in the aggregate by any such person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States Government, including those sanctions or trade embargoes administered by OFAC and the U.S. Department of State, and (b) the United Nations Security Council, the European Union and Her Majesty’s Treasury in the United Kingdom.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means any and all registration statements, periodic reports, current reports, proxy and information statements, and other documents filed by the Borrower with the SEC.

“Secured Obligations” means all Obligations, together with all Swap Obligations (other than, with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) and Banking Services Obligations owing to one or more Secured Parties.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (a) each Lender and each Issuing Bank in respect of its Loans and LC Exposure, respectively, (b) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (c) the Administrative Agent, with each Lender and any Affiliate of the Administrative Agent or a Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Borrower or any Subsidiary, (d) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (e) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Significant Subsidiary” means a Subsidiary of the Borrower (a) which, for the period of the most recent four (4) consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, if prior to the delivery of the first such financial statements to be delivered pursuant to Section 5.01(a) or Section 5.01(b), the four (4) consecutive fiscal quarters ended with the most recent fiscal quarter included in the financial statements referred to in Section 4.01(d)(i) or (ii)), contributed revenues that exceeded 10% of the consolidated revenues of the Borrower and its Subsidiaries for such period or (b) as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (or, if prior to the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or Section 5.01(b), the last day of the most recent fiscal quarter included in the financial statements referred to in Section 4.01(d)(i) or (ii)), owned assets the book value of which exceeded 10% of the consolidated book value of the assets of the Borrower and its Subsidiaries as of such date.

“Solvent” and “Solvency” means (a) the Fair Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (b) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (c) the Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by the Borrower and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity; and (d) from the date hereof through the Final Maturity Date, the Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

“Solvency Certificate” means the solvency certificate executed and delivered by a Financial Officer of the Borrower on the Effective Date, substantially in the form of Exhibit H.

“specified currency” has the meaning assigned to such term in Section 2.21.

“Specified Purchase Agreement Representations” means the representations made by, or with respect to, the Target in the Stock Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliates) has the right (taking into account applicable cure provisions) to terminate its obligations under the Stock Purchase Agreement as a result of a breach of such representations in the Stock Purchase Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms of the Stock Purchase Agreement).

“Specified Representations” means the representations and warranties of the Loan Parties set forth in the first sentence of Section 3.01, Section 3.02, Section 3.03(b)(ii), Section 3.08, Section 3.12(b), Section 3.12(c), Section 3.15, Section 3.17 and Section 3.18 through Section 3.21.

“Specified Transaction” means, with respect to any period, the Transactions and any Material Acquisition, Material Asset Sale, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Statutory Reserves” means for any Interest Period for any Eurocurrency Borrowing, the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar-denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board.

“Stock Purchase Agreement” means that certain stock purchase agreement in connection with the Acquisition, by and among the Borrower, the Target and Royall Holdings LLC, a Delaware limited liability company, dated as of December 10, 2014.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) as of any date of determination, and except for purposes of the definition of “Change in Control,” (a) any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, and (b) any other corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary power to vote for the election of the board of directors, the board of managers or other governing board of such entity or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For the avoidance of doubt, none of (a) Evolent Health Holdings, Inc., (b) Evolent Health, Inc. or (c) Evolent Health, LLC is a subsidiary of the Borrower as of the date of this Agreement.

“Subsidiary” means any subsidiary of the Borrower other than (except for references to “Subsidiary” in, and for purposes of, Sections 3.18, 3.19, 3.20 and 3.21) an Unrestricted Subsidiary.

“Subsidiary Guarantor” means each Domestic Subsidiary that is a party to the Subsidiary Guaranty. The Subsidiary Guarantors on the Effective Date, after the consummation of the Acquisition, are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(i).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Date” has the meaning assigned to such term in Section 9.04(b).

“Target” means Royall Acquisition Co., a Delaware corporation.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Loan made pursuant to Section 2.01(a).

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder pursuant to Section 2.01(a), expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Term Loan Commitments on the Effective Date is $725,000,000.

“Term Loan Lender” means a Lender with a Term Loan Commitment and/or an outstanding Term Loan.

“Term Loan Maturity Date” means January 9, 2022.

“Term Loan Repayment Date” has the meaning assigned to such term in Section 2.05(a).

“Test Period” means, at any date of determination, the most recently completed four (4) consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or 5.01(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), the Test Period in effect shall be the period of four (4) consecutive fiscal quarters of the Borrower ended September 30, 2014.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period as of such date.

“Transaction Costs” means any fees, costs and expenses incurred in connection with the Transactions.

“Transactions” means, collectively, (a) the consummation of the Acquisition by the Borrower pursuant to the Stock Purchase Agreement and the consummation of the other transactions pursuant thereto, (b) the funding of the Term Loans and Revolving Loans on the Effective Date and the consummation of the other transactions contemplated by this Agreement (including the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder), (c) the Equity Financing, (d) the Effective Date Refinancing, as well as the refinancing, repayment, redemption, defeasance or discharge of all existing third-party Indebtedness for borrowed money of each of the Borrower, the Target and their respective subsidiaries (which may exclude certain Indebtedness that the Lenders reasonable agree may remain outstanding after the Effective Date) and (e) the use of proceeds from the Loans, including the payment of the Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other State the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Borrower in the manner provided in Section 5.10 subsequent to the Effective Date and (b) any subsidiary of an Unrestricted Subsidiary. On the Effective Date, there are no Unrestricted Subsidiaries.

“Upfront Fees” has the meaning assigned to such term in Section 2.12(d).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(B)(3).

“Voting Stock” has the meaning assigned to such term in the definition of “Change in Control.”

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“wholly-owned Subsidiary,” as of any date of determination, means a Subsidiary of which ownership interests (except for directors’ qualifying shares or investments by foreign nationals mandated by applicable law) representing 100% of the Equity Interests in such Subsidiary are, as of such date of determination, owned or Controlled by (a) the Borrower, (b) one or more wholly-owned Subsidiaries or (c) the Borrower and one or more wholly-owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise or unless otherwise provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) All pro forma computations required to be made hereunder giving effect to any Specified Transaction shall in each case (i) be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such Specified Transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such Specified Transaction had occurred on the first day of the most recent Test Period, and (ii) be made in good faith by a Financial Officer (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions, synergies and operating improvements relating to such Specified Transaction calculated in accordance with and permitted by clause (b)(viii) of the definition of “Consolidated EBITDA”). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

SECTION 1.05. Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06. Cumulative Retained Excess Cash Flow Amount Transactions. If more than one action occurs on any given date, the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Retained Excess Cash Flow Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make to the Borrower a single loan denominated in Dollars equal to such Term Loan Lender’s Term Loan Commitment on the Effective Date. Term Loans may be ABR Loans or Eurocurrency Loans, as further provided herein.

(b) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) subject to Sections 2.04 and 2.11(b), the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitment or (c) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit.

(c) Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Within the foregoing limits of clause (b) above and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of a foreign branch or Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such foreign branch or Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if such Borrowing is denominated in a Foreign Currency, 1,000,000 units of such currency) and not less than $5,000,000 (or, if such Borrowing is denominated in a Foreign Currency 5,000,000 units of such currency). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that a Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Loan Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request signed by the Borrower, promptly followed by telephonic confirmation of such request in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request signed by the Borrower) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) that the requested borrowing is to be a borrowing of Revolving Loans or Term Loans;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and

(vii) that the conditions in Section 4.02 have been satisfied or waived as of the date of the notice.

If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing on the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b) the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05. Amortization of Term Loans.

(a) Subject to adjustment pursuant to paragraph (c) of Section 2.10, the Borrower shall repay Term Loan Borrowings on the last day of each March, June, September and December (commencing on June 30, 2015) (each such date, a “Term Loan Repayment Date”) in the principal amount of Term Loans equal to (i) the aggregate outstanding principal amount of Term Loans immediately after closing on the Effective Date multiplied by (ii) 0.25%; provided that if any such date is not a Business Day, such payment shall be due on the next succeeding Business Day.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account or for the account of a Subsidiary Guarantor, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $10,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the Aggregate Revolving Commitment, (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit and (iv) with respect to any Issuing Bank, the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit of such Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that any such Letter of Credit may provide for the automatic renewal thereof for additional one-year periods subject to customary non-renewal provisions (which shall in no event extend beyond the date referred to in clause (ii) below unless the Borrower shall have deposited with the Administrative Agent cash security therefor in an amount equal to at least 103% of the face amount of such Letter of Credit), and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date, unless such Letter of Credit is cash-collateralized after the Revolving Maturity Date on terms reasonably acceptable to the applicable Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer of such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Borrower, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the next Business Day after the date on which such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date of LC Disbursement, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on the second Business Day following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth in Section 4.02, request in accordance with Section 2.03 that such payment be financed with (i) to the extent such LC Disbursement is to be reimbursed in Dollars, an ABR Revolving Borrowing in an equivalent Dollar Amount of such LC Disbursement or (ii) to the extent such LC Disbursement is to be reimbursed in a Foreign Currency, a Eurocurrency Revolving Borrowing in such Foreign Currency in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Eurocurrency Borrowing, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the applicable Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to at least 103% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Borrower. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option of the Borrower with the consent of the Administrative Agent in its reasonable discretion and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements paid by such Issuing Bank for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder or pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the aggregate Revolving Credit Exposures would not exceed the aggregate Available Revolving Commitments, the Foreign Currency Exposure does not exceed the Foreign Currency Sublimit and no Event of Default shall have occurred and be continuing.

(k) Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), it being understood and agreed that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iv) on any Business Day on which the Borrower fails to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Borrower maintained with the Administrative Agent in New York City or Chicago and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation

(including, without limitation, the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of the Borrower, for the first three (3) Business Days after demand for payment, the Federal Funds Effective Date, and thereafter at the interest rate per annum applicable to ABR Loans, but without duplication for interest payments made by the Borrower on such amount. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request signed by the Borrower) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09. Termination and Reduction of Commitments.

(a) Any undrawn Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date. Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any class, in whole or in part, without premium or penalty but subject to the break funding payments required by Section 2.16; provided that (i) each reduction of the Commitments of any class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Revolving Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of any Class.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date in the currency of such Loan and (ii) to the Administrative Agent for the account of each Term Loan Lender, the then unpaid principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, except as provided in Section 2.11(h), but subject to the break funding payments required by Section 2.16 and subject to prior notice in accordance with the provisions of this Section 2.11(a).

(b) If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Revolving Commitment or (B) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Credit Exposures denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (so calculated) exceeds 105% of the Aggregate Revolving Commitment or (B) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit, the Borrower shall in each case within three (3) Business Days following the written demand of the Administrative Agent therefor repay Borrowings or cash collateralize the LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the Aggregate Revolving Commitment and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable.

(c) Not later than ten (10) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale or Casualty Event by the Borrower or any of its Subsidiaries, the Borrower shall make prepayments in accordance with Sections 2.11(f) and (g) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) no such prepayment shall be required under this Section 2.11(c) with respect to (A) any Asset Sale permitted by Section 6.03 (other than Sections 6.03(a)(vi)(K), (L) and (M)) or (B) Asset Sales or Casualty Events for a Fair Market Value resulting in no more than $5,000,000 in Net Cash Proceeds per Asset Sale or Casualty Event (or series of related Asset Sales); provided that the foregoing subclause (B) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(ii) so long as no Default shall then exist or would arise therefrom, such Net Cash Proceeds shall not be required to be so applied in accordance with Sections 2.11(f) and (g) on such date to the extent that (A) such Net Cash Proceeds are reinvested in the business of the Borrower or any subsidiary within 12 months following the date of such Asset Sale (which shall be extended by an additional six months if the Borrower or the applicable subsidiary has entered into a binding commitment to effect such reinvestment within the initial 12-month period) and (B) if such Net Cash Proceeds exceed $20,000,000, the Borrower shall have delivered notice to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in the business of the Borrower or any subsidiary in accordance with the foregoing subclause (A) and setting forth the estimates of the Net Cash Proceeds to be so expended; provided that, if all or any portion of such Net Cash Proceeds is not so reinvested within such period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.11(c); provided, further, that if the property subject to such Asset Sale or Casualty Event constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Collateral Documents in favor of the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Section 5.09.

(d) Not later than ten (10) Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance by the Borrower or any of its Subsidiaries, the Borrower shall make prepayments in accordance with Sections 2.11(f) and (g) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e) No later than ten (10) Business Days after the date on which the financial statements with respect to each fiscal year of the Borrower in which an Excess Cash Flow Period occurs are to be delivered pursuant to Section 5.01(a) (without giving effect to any grace period applicable thereto), the Borrower shall make prepayments in accordance with Sections 2.11(f) and (g) in an aggregate amount equal to the Applicable ECF Percentage of Excess Cash Flow for the Excess Cash Flow Period then ended minus (x) any voluntary prepayments of Term Loans and any Term Loans issued pursuant to an Incremental Facility Amendment and (y) any voluntary prepayments of Revolving Loans and any Revolving Loans issued pursuant to an Incremental Facility Amendment, to the extent accompanied by a permanent reduction of the relevant Revolving Commitment, in each case, pursuant to Section 2.11(a) (in an amount equal to cash actually paid by the Borrower) during such Excess Cash Flow Period, other than prepayments of Term Loans that reduced amortization payments scheduled during such Excess Cash Flow Period or prepayments not funded with Internally Generated Cash

(f) (i) Mandatory prepayments pursuant to Sections 2.11(c) through (e) shall be applied first to any Term Loans outstanding and, after the Term Loans outstanding have been prepaid in full, to any Revolving Loans outstanding (accompanied by a corresponding permanent reduction of the Revolving Commitments). Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.11(g), subject to the provisions of this Section 2.11(f). Any prepayments of Term Loans pursuant to Sections 2.11(a) and (c) through (e) shall be applied in direct order to such scheduled repayments due on the remaining Term Loan Repayment Dates occurring following such prepayment. Subject to the terms of the following paragraph, any prepayments of Revolving Loans pursuant to this Section 2.11 shall be applied, first, to reduce outstanding ABR Revolving Loans and, second, to reduce on a pro rata basis outstanding Eurocurrency Revolving Loans.

(ii) Amounts to be applied pursuant to this Section 2.11 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively. Any amounts remaining after each such application shall be applied to prepay Eurocurrency Term Loans or Eurocurrency Revolving Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.11 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Administrative Agent and applied to the prepayment of Eurocurrency Loans on the last day of the then next-expiring Interest Period for Eurocurrency Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(iii) Notwithstanding any other provisions of Sections 2.11(c) and (e), to the extent that any Net Cash Proceeds of an Asset Sale by a Foreign Subsidiary, Net Cash Proceeds from a Casualty Event by a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary is prohibited by applicable local law from being repatriated to the United States of America or, if the Borrower has determined that such repatriation would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Sections 2.11(c) and (e) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation thereof to the United States of America or for so long as the effects of such repatriation would continue to cause a material adverse tax consequence (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation, or to ameliorate such material adverse tax consequence, as applicable), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law or would no longer have such a material adverse tax consequence, such repatriation will be effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Sections 2.11(c), (d) and (e), to the extent provided therein.

(g) The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (other than with respect to a prepayment required pursuant to Section 2.11(b)) (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 p.m. (noon), New York City time, three

(3) Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m. (noon), New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.11. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(h) In the event that, within twelve (12) months after the Effective Date, (x) the Borrower makes any prepayment of Term Loans in connection with any Repricing Transaction; provided that such premium will not be payable in respect of Term Loans held since the Effective Date by J.P. Morgan Chase Bank, N.A., Bank of America, N.A., Morgan Stanley Senior Funding, Inc. or Barclays Bank PLC or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment. Any other provision of this Agreement to the contrary notwithstanding, in no event shall any prepayment or repayment of any Loan as a result of or in connection with a Change in Control be a Repricing Transaction or result in the payment of any prepayment premium or other amount under this paragraph (h), even if such transaction otherwise satisfies the conditions of the term “Repricing Transaction.”

(i) With respect to any prepayment of the Term Loans pursuant to Sections 2.11(c) through (e), any Lender, at its option, may elect not to accept such prepayment. The Borrower shall notify the Administrative Agent of any Excess Cash Flow available for prepayment of such Term Loans and the amount of the prepayment that is available to prepay the Term Loans (the “Prepayment Amount”) in accordance with Section 2.11(e). The Administrative Agent shall notify the Lenders of the amount available to prepay the Term Loans and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be five (5) Business Days after the date of such receipt. Each such notice shall specify a reasonably detailed calculation of the amount of such prepayment. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m., New York City time, on the date that is three (3) Business Days prior to the Prepayment Date, and the Administrative Agent shall promptly notify the Borrower of the amount of prepayments so declined. If any Lender does not give a notice by such date that it is a Declining Lender, then it will be deemed an Accepting Lender. On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans owing to such Accepting Lenders shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in Section 2.11(f) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be retained by the Borrower.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each applicable Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after written demand therefor that includes a statement in reasonable detail of the basis and calculation of such fees. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) On the Effective Date, the Borrower shall pay upfront fees (“Upfront Fees”) to (i) each Term Loan Lender, in an amount equal to 1.00% of the stated principal amount of each such Term Loan Lender’s Term Loans and (ii) each Revolving Lender, in an amount equal to 0.50% of the stated principal amount of such Revolving Lender’s Revolving Commitment.

(e) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate in effect at such time for ABR Term Loans or ABR Revolving Loans, as applicable.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate in effect for such time for Eurocurrency Term Loans or Eurocurrency Revolving Loans, as applicable.

(c) Notwithstanding the foregoing:

(i) during the occurrence and continuance of an Event of Default under any of clause (h), (i) or (j) of Article VII, (x) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (y) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; and

(ii) during the occurrence and continuance of any other Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (x) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (y) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of the Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining, (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and, unless repaid, (A) in the case of a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, such Eurocurrency Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Borrowing denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth, in reasonable detail, the basis and calculation of the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) This Section 2.15 shall not apply to the extent any increased costs are Mandatory Costs.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculation used by such Lender to determine such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any amounts under this Section 2.16 incurred more than one hundred eighty (180) days prior to the date on which such Lender notifies the Borrower of such amount and of such Lender’s intention to claim compensation therefor. If a payment of a Eurocurrency Loan on a day other than the last day of the applicable Interest Period would result in a loss, cost or expense, the Administrative Agent may, in its sole discretion at the request of the Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable Eurocurrency Loan on such last day.

SECTION 2.17. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by any applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the

Administrative Agent, such properly completed and executed documentation as prescribed by applicable law or as reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(ii)(A), (ii)(B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower any documentation provided to the Administrative Agent pursuant to this Section 2.17(e).

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two copies of whichever of the following is applicable;

(1) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form) claiming eligibility for the benefits of an income tax treaty to which the United States is a party;

(2) executed originals of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner(s);

(5) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required above in this Section 2.17(e)) expired, obsolete or inaccurate in any respect, it shall promptly deliver to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any such documentation that such Lender is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) Issuing Banks. For purposes of this Section 2.17 and the definition of Excluded Taxes, the term “Lender” includes any Issuing Bank.

SECTION 2.18. Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars, 12:00 noon, New York City time, and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the Issuing Banks as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b) Any proceeds of Collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and any Issuing Bank from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and any other amounts owing with respect to Banking Services Obligations and Swap Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid

LC Disbursements, to be held as cash collateral for such Obligations, sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower, and seventh, to the Borrower or any other Person lawfully entitled thereto at such time. Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations (it being understood and agreed, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, to the extent permitted by applicable law, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “Eligible Contract Participants” to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other obligations pursuant to clause fourth above). Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (i) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums that remain due and payable under the Loan Documents after giving effect to any applicable cure period (collectively, “Overdue Amounts”), may be paid from the proceeds of Borrowings made hereunder if made following a request by the Borrower pursuant to Section 2.03 or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent without creating any overdraft therein.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of subclause (b)(i) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 2.18(d) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates. In no event shall this paragraph (d) apply to a Lender that sells any portion of its Loan or Commitments to any Borrower Affiliate in accordance with Section 9.04.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, or the applicable Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the applicable Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Incremental Extensions of Credit.

(a) Subject to the terms and conditions set forth herein, Borrower may at any time and from time to time, request commitments (an “Incremental Term Loan Commitment”) to add additional term loans under a new tranche or as an increase to an existing tranche (the “Incremental Term Loans”) or increases to the existing Revolving Commitments (the “Incremental Revolving Commitments,” and together with the Incremental Term Loans, the “Incremental Extensions of Credit”) in a minimum principal amount of $5.0 million for all Incremental Term Loans or all Incremental Revolving Commitments consummated on the same date; provided that the Incremental Extensions of Credit shall rank pari passu in right of payment and right of security in respect of the Collateral with the then existing Loans.

(b) In addition, (i) the Incremental Extensions of Credit shall be, together with the aggregate principal amount of any Incremental Equivalent Debt, in an aggregate principal amount not exceeding (A) $100.0 million (provided that the First Lien Leverage Ratio does not exceed 5.00 to 1.00 on a pro forma basis (calculated (x) after giving effect to the proposed incurrence of any amounts under clause (b)(i)(C) below and (y) assuming any Incremental Revolving Commitments are fully drawn) as of the date of such Incremental Extension of Credit) plus (B) the amount of any voluntary prepayment of the Term Loans or voluntary prepayment of Revolving Loans accompanied by permanent reductions of the Revolving Commitments, in each case, not funded with the incurrence of other long-term indebtedness plus (C) an amount such that, after giving effect to the incurrence of such Incremental Extension of Credit (and assuming that any Incremental Revolving Commitments are fully drawn), the First Lien Leverage Ratio does not exceed 4.00 to 1.00 on a pro forma basis as of the date of such Incremental Extension of Credit (the “Incremental Cap”), (ii) the Incremental Term Loans shall not have a final maturity date earlier than the Term Loan Maturity Date, (iii) the Incremental Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the then-remaining weighted average life of any then-existing Term Loans, (iv) to the extent that the terms of any Incremental Term Loans (other than pricing or as specifically contemplated by immediately preceding clauses (ii) and (iii)) differ from any then-existing Term Loans, such terms shall be reasonably acceptable to the Administrative Agent, (v) if the then Effective Yield with respect to any such Incremental Term Loans exceeds the then applicable Effective Yield on any then-existing Term Loans by more than 50 basis points, the Applicable Rate for the Term Loans shall be automatically increased by the amount necessary so that the Effective Yield of such Incremental Term Loans is no more than 50 basis points higher than the Effective Yield for the Term Loans; provided that in determining the applicable Effective Yield any amendments to the Applicable Rate on the then-existing Term Loans that became effective subsequent to the Effective Date but prior to the time of the addition of such Incremental Term Loans shall be included, (vi) immediately prior to and after giving effect to any Incremental Facility Amendment, the Borrower will be in compliance with Section 6.11 (whether or not then in effect) on a pro forma basis (calculated assuming any Incremental Revolving Commitments are fully drawn), (vii) no then-existing Lender shall be required to provide any such Incremental Extensions of Credit and (viii) the Incremental Revolving Commitments shall be on identical terms (excluding any upfront fees) and pursuant to the same documentation applicable to the Revolving Commitments and shall be deemed to be an increase to the Revolving Commitments.

(c) The Borrower shall seek Commitments in respect of any Incremental Extension of Credit from existing Lenders (although no Lender shall be obligated to extend such Commitments) or from any additional bank, financial institution or other Person that elects to extend commitments to provide Incremental Extensions of Credit reasonably satisfactory to the Administrative Agent and, in the case of Incremental Revolving Commitments, the Issuing Banks (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and shall become a Lender under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement, giving effect to the modifications permitted by this Section 2.21, and, as appropriate, the other Loan Documents, executed by the Borrower, each existing Lender agreeing to provide a commitment in respect of the Incremental Extensions of Credit, if any, each Additional Lender, if any, and the Administrative Agent and each Issuing Bank, as applicable. Commitments in respect of Incremental Extensions of Credit shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section.

(d) Each Lender that is acquiring a new or additional Revolving Commitment shall, on the date thereof (each, an “Incremental Facility Closing Date”), make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Lenders outstanding immediately prior to such Incremental Facility Closing Date, if any, and shall acquire participations in outstanding Letters of Credit, such that, after giving effect thereto, the Revolving Loans outstanding and participations in outstanding Letters of Credit are held by the Lenders pro rata based on their Revolving Commitments after giving effect to such Incremental Facility Amendment. If there is a new Borrowing of Revolving Loans on such Incremental Facility Closing Date, the Lenders after giving effect to such Incremental Facility Amendment shall make such Revolving Loans in accordance with Section 2.02.

SECTION 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a); and

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such Bankruptcy Event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each of the Issuing Banks agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage and any cash collateral provided by the Borrower with respect to the obligations of such Defaulting Lender shall be returned to the Borrower; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

SECTION 2.23. Refinancing Amendments.

(a) At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans then-outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then-outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (ii) (x) with respect to any Other Revolving Loans or Other Revolving Commitments, will have a maturity date that is not prior to the maturity date of Revolving Loans (or unused Revolving Commitments) being refinanced and (y) with respect to any Other Term Loans or Other Term Commitments, will have a maturity date that is not prior to the maturity date of the Term Loans being refinanced, and (iii) the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so refinanced, as the case may be; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.23 shall be in an aggregate principal amount that is (x) not less than $5,000,000 in the case of Other Term Loans or $5,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) Notwithstanding anything to the contrary, this Section 2.23 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.24. Illegality.

If any Lender reasonably determines that any Requirements of Law have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the LIBO Rate, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue LIBO Rate Loans or to convert Alternate Base Rate Loans to LIBO Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Alternate Base Rate Loans the interest rate on which is determined by reference to the Adjusted LIBO Rate component of the Alternate Base Rate, the interest rate on which Alternate Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all LIBO Rate Loans of such Lender to Alternate Base Rate Loans (the interest rate on which Alternate Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted LIBO Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate component of the Alternate Base Rate with respect to any Alternate Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, in each case to the extent that the concept of good standing or qualification to do business is applicable in any such jurisdiction. Schedule 3.01 hereto identifies each Subsidiary as of the Effective Date (after the consummation of the Acquisition), noting the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other Equity Interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. As of the Effective Date, all of the outstanding shares of capital stock and other Equity Interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 3.01 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens, other than Liens created or permitted under the Loan Documents. As of the Effective Date, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other Equity Interests of any Subsidiary.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions of such Loan Party and, if required, actions by holders of Equity Interests in such Loan Party. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings required to be made with the SEC under the Exchange Act or the Securities Act after the execution of the Loan Documents or necessary to perfect Liens created pursuant to the Loan Documents, (b) will not (i) violate in any respect any Requirements of Law applicable to the Borrower or any Subsidiary, (ii) violate the Organizational Documents of the Borrower or any of its Subsidiaries or (iii) violate any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, other than Liens created or permitted under the Loan Documents, except (in the case of clause (a), (b)(i), (b)(iii) or (c)), to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended March 31, 2014 reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position (including liabilities) and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b) Since the Effective Date, there has been no material adverse change in the business, assets, operations, condition (financial or otherwise) or operating results of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties.

(a) Each of the Borrower and its Subsidiaries has good title to, or (to the Knowledge of the Borrower) valid leasehold interests in, all its real property (and in the case of its personal property, has sufficient rights therein) material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, if any, except for Liens permitted under Section 6.02 and minor defects in title that do not interfere in any material respect with the ability of the Borrower or any Subsidiary to conduct such business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or valid leasehold interest, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries, to the Knowledge of the Borrower, does not infringe upon the rights of any other Person, except for any such failure to own or license or such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation, Environmental and Labor Matters.

(a) There are no actions, suits, proceedings or (to the Knowledge of the Borrower) investigations by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the Knowledge of the Borrower, become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

(c) There are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the Knowledge of the Borrower, threatened that could reasonably be expected to result in a Material Adverse Effect; the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters, except to the extent of any such violations that could not reasonably be expected to result in a Material Adverse Effect; all payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Subsidiary, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; and the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any of its Subsidiaries is bound.

SECTION 3.07. Compliance with Laws and Material Agreements. Each of the Borrower and its Subsidiaries is in compliance with Requirements of Law applicable to it or its property and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to be in such compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as withholding agent), except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. All written information, including any Marketing Materials, other than Projections and information of a general economic or industry-wide nature (as to which no representation or warranty is made in this sentence), furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), taken as a whole together with all other written information so furnished on or prior to any date of determination and all SEC Filings made on or prior to such date, is (or will when furnished be) complete and correct in all material respects as of the date when furnished and does not (or will not when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made. The Borrower represents and warrants that the Projections were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such Projections were furnished to the Administrative Agent or any Lender and, if furnished prior to the Effective Date, as of the Effective Date (it being understood and agreed by the Administrative Agent and the Lenders that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or its Subsidiaries, that no assurance can be given that such Projections will be realized, and that actual results may differ materially from such Projections).

SECTION 3.12. Use of Proceeds; Federal Reserve Regulations.

(a) The proceeds of the Term Loans will be applied to pay (i) a portion of the purchase price in connection with the Acquisition and (ii) directly or indirectly, the Transaction Costs.

(b) No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(c) The Borrower will not request any Borrowing or Letter of Credit, nor shall the Borrower use, and the Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 3.13. Liens. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14. No Default. No Default has occurred and is continuing.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, the Borrower and its Subsidiaries, taken as a whole, will be Solvent.

SECTION 3.16. Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible, insurance in such amounts, subject to such deductibles and self-insurance retentions, and covering such properties and risks as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business.

SECTION 3.17. Security Interest in Collateral. Subject to the further provisions of this Section 3.17, the Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable security interests in the Collateral described therein in which a security interest may be created under Article 9 of the UCC. When financing statements in appropriate form are filed in the applicable filing offices specified in the Perfection Certificate and when stock certificates representing pledged capital stock that are “certificated securities” under the UCC are delivered to the Administrative Agent together with an effective indorsement, such filings and delivery of such stock certificates create valid perfected security interests in all such Collateral in favor of the Administrative Agent for the benefit of the Secured Parties to the extent such security interests can be created and perfected under Article 8 or 9 of the UCC and required by the terms of the Loan Documents to be so perfected, securing the Secured Obligations, and having priority over all other Liens on the Collateral and subject to no other Liens other than Liens permitted under Section 6.02 and subject to any priorities established by operation of applicable law, in each case to the extent required by, and in accordance with, the terms and conditions of this Agreement and the Collateral Documents. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.17, (a) shall not be deemed to be violated as a result of the existence of Permitted Encumbrances and other Liens permitted under Section 6.02 and (b) shall not apply to any Collateral with respect to which a Lien thereon may only be perfected, or as to which priority may be determined, by control or possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain control or possession or by any means other than the filing of UCC-1 financing statements and the possession in the State of New York or share certificates evidencing certificated securities together with an effective indorsement. When appropriate UCC-1 financing statements have been filed in all applicable offices and when the Security Agreement or a short form thereof is filed in the PTO and the United States Copyright Office, the Liens created by the Security Agreement shall constitute perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the PTO or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, and listed in such Security Agreement or short-form agreements, in each case subject to no Liens other than Liens permitted under Section 6.02.

SECTION 3.18. Patriot Act. Neither the Borrower nor any of its Subsidiaries is in violation of any material legal requirement relating to any applicable laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 and the Patriot Act.

SECTION 3.19. Anti-Money Laundering Laws. The operations of the Borrower and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Borrower or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Borrower, threatened.

SECTION 3.20. OFAC. Neither the Borrower nor any of its Subsidiaries, nor, to the Knowledge of the Borrower, any of their respective directors, officers, employees, agents or Affiliates is a Sanctioned Person, nor is the Borrower or any of its Subsidiaries located, organized or resident in a country or territory that is itself the subject of any comprehensive embargo or country-wide Sanctions, including Cuba, Iran, North Korea, the Republic of the Sudan and Syria (each, a “Sanctioned Country”); and the Borrower will not directly or indirectly use the proceeds of the Loans hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund or facilitate (a) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (b) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. The Borrower, its Subsidiaries and their respective officers and employees and, to the Knowledge of the Borrower, the Borrower’s directors and agents are in compliance with Sanctions in all material respects.

SECTION 3.21. FCPA. Neither the Borrower nor any of its Subsidiaries nor, to the Knowledge of the Borrower, any of its directors, officers, employees, agents or Affiliates has, in the past five years, failed to comply with any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable Anti-Corruption Laws. The Borrower and its Subsidiaries have instituted, maintain and enforce procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws and applicable Sanctions.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(b) A Solvency Certificate.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Hogan Lovells US LLP, counsel for the Loan Parties, substantially in the form of Exhibit B, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d) The Joint Lead Arrangers shall have received (i) audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income, comprehensive income and cash flows of the Borrower and its consolidated subsidiaries for, the three most recently completed fiscal years of the Borrower and (ii) an unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of, and related statements of income, comprehensive income and cash flows of the Borrower and its consolidated subsidiaries for, each fiscal quarter of the Borrower and its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least forty-five (45) days before the Effective Date, together with financial statements for each corresponding fiscal quarter of the previous year, in each case, prepared in accordance with GAAP (it being agreed that the Joint Lead Arrangers have received the audited financial statements required by clause (i) and the unaudited financial statements required by clause (ii) for the fiscal quarters ended June 30, 2014 and September 30, 2014).

(e) The Joint Lead Arrangers shall have received (i) audited consolidated balance sheets of Royall Acquisition Co. and its consolidated subsidiaries as of June 30, 2014, 2013 and 2012, (ii) audited statements of income, comprehensive income and cash flows of (A) Royall Acquisition Co. and its consolidated subsidiaries for each of the two years in the period ended June 30, 2014, (B) Royall Acquisition Co. and its consolidated subsidiaries for the period from December 23, 2011 to June 30, 2012 and (C) the predecessor company of Royall Acquisition Co. and its consolidated subsidiaries for the period from July 1, 2011 to December 22, 2011, all reported on by PricewaterhouseCoopers LLP (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly in all material respects the consolidated financial condition and results of operations, in each case, of the applicable company and its subsidiaries (taken as a whole) as of the dates and for the periods referred to therein, (iii) in form satisfying the requirements of PCAOB AU Section 722, Interim Financial Information (SAS 100), (A) unaudited consolidated balance sheets of Royall Acquisition Co. and its consolidated subsidiaries as of each of September 30, 2014 and September 30, 2013, (B) unaudited consolidated statements of income and comprehensive income of Royall Acquisition Co. and its consolidated subsidiaries for each of the three-month periods ended September 30, 2014 and September 30, 2013 and (C) unaudited consolidated statements of cash flows of Royall Acquisition Co. and its consolidated subsidiaries for each of the three-month periods ended September 30, 2014 and September 30, 2013.

(f) The Joint Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days (or ninety (90) days, if such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Effective Date, prepared in good faith by the Borrower after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), but need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(g) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(h) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Sections 4.01(k), (l) and (n).

(i) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third-party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries have been obtained and are in full force and effect.

(j) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(k) The Specified Purchase Agreement Representations shall be true and correct in all material respects and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Purchase Agreement Representation or any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, the definition thereof shall be a “Material Adverse Effect” as defined herein.

(l) The Acquisition shall have been consummated, or substantially simultaneously with the initial funding of Loans on the Effective Date shall be consummated, in all material respects in accordance with the Stock Purchase Agreement (without giving effect to any amendments, supplements, waivers or other modifications to or of the Stock Purchase Agreement that are materially adverse to the interests of the Lenders or the Joint Lead Arrangers in their capacities as such, except to the extent that the Joint Lead Arrangers have consented thereto).

(m) After giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no third-party Indebtedness for borrowed money, other than the Senior Facilities and any other Indebtedness that the Joint Lead Arrangers reasonably agree may remain outstanding after the Effective Date. The Administrative Agent shall have received reasonably satisfactory evidence of repayment of all Indebtedness to be repaid on the Effective Date and of the discharge (or the making of arrangements for discharge) of all Indebtedness and liens other than Indebtedness and Liens permitted to remain outstanding under the Loan Documents.

(n) Except as set forth in the Disclosure Schedules (as defined in the Stock Purchase Agreement), since June 30, 2014, there shall not have occurred a Company Material Adverse Effect with respect to the Target and its subsidiaries.

(o) The Administrative Agent shall have received:

(i) all certificates, agreements, instruments or tangible chattel paper representing or evidencing any of the Pledged Collateral (as defined in the Security Agreement) having a value in excess of $2,500,000, accompanied by instruments of transfer undated and endorsed in blank (in each case to the extent required by the Security Agreement); provided that, to the extent set forth in Schedule 5.15 hereto, satisfaction of the requirements of this clause (i) shall not be a condition to the obligations of the Lenders to make Loans or of any Issuing Bank to issue Letters of Credit hereunder on the Effective Date (it being understood and agreed that such requirements shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.15 hereto or on such later date as the Administrative Agent may reasonably agree);

(ii) UCC financing statements in appropriate form for filing under the UCC and, except as otherwise expressly provided in Schedule 5.15 hereto or otherwise herein or in the Security Agreement, such other certificates, agreements or documents required by the Collateral Documents as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents;

(iii) evidence acceptable to the Administrative Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Collateral Documents;

(iv) the results of a recent UCC, intellectual property, tax and judgment Lien searches with respect to the Borrower and each of its subsidiaries, and such searches shall reveal no Liens on any of the assets of the Borrower or any of its subsidiaries except for Liens permitted hereunder or discharged on or prior to the Effective Date; and

(v) an executed Perfection Certificate.

(p) The Administrative Agent and the Joint Lead Arrangers shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information about the Loan Parties that shall have been reasonably requested by the Administrative Agent or the Joint Lead Arrangers in writing at least ten (10) Business Days prior to the Effective Date and that the Administrative Agent and the Joint Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (except that to the extent that any such representation or warranty is qualified by materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing (in each case, unless such date is the Effective Date) or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; provided that, to the extent that any such representation or warranty specifically refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects or in all respects, in accordance with this paragraph (a), as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing (unless such Borrowing is on the Effective Date) or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, any Issuing Bank and the Administrative Agent shall have received notice as required by Section 2.06(b).

Notwithstanding anything in this Section 4.02 to the contrary, to the extent that the proceeds of an Incremental Extension of Credit are to be used to finance a Limited Condition Acquisition, (i) Section 4.02(a) shall be limited solely to the Specified Representations and representations and warranties substantially similar to the Specified Purchase Agreement Representations and (ii) Section 4.02(b) shall be limited solely to the Events of Default specified in clauses (a), (b), (h) and (i) of Article VII, in addition to the conditions precedent set forth in the related Incremental Facility Amendment, if any.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or shall have been cash-collateralized or supported by a back-to-back letter of credit pursuant to arrangements reasonably satisfactory to the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, by the date on which the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed with the SEC under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) any upcoming maturity date of any Indebtedness under this Agreement occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy the Financial Covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, by the date on which the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed with the SEC under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter (except in the case of cash flows) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (iii) stating whether any change in GAAP or in the application thereof that would materially affect the covenant calculations under Section 6.11 has occurred since the date of the audited financial statements referred to in Section 3.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) not later than fifteen (15) days after the end of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating income statement) of the Borrower for the newly-commenced fiscal year of the Borrower in form reasonably satisfactory to the Administrative Agent;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its stockholders generally, as the case may be;

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing;

(h) the Marketing Materials, within five (5) Business Days after the Effective Date; and

(i) concurrently with any delivery of financial statements under clause (a) above, a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement.

The Borrower will hold and participate in a quarterly conference call for Lenders to discuss financial information delivered pursuant to clauses (a) and (b) of this Section 5.01 (which shall be satisfied by inviting Lenders to the Borrower’s quarterly conference calls with its security holders, which the Borrower may effect via its quarterly earnings news release issued to one or more nationally recognized wire services). Prior to each such conference call, the Borrower shall notify the Administrative Agent of the time and date of such conference call.

The Borrower represents and warrants that it and any Subsidiary, in each case, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its Rule 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under clause (a) of Section 5.01, along with the Loan Documents, available to Public Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute MNPI or that the Borrower has no outstanding publicly traded securities, including Rule 144A securities. In no event shall the Administrative Agent post compliance or borrowing base certificates or budgets to Public Siders.

Documents required to be delivered pursuant to clause (a), (b) or (f) of this Section 5.01 may be delivered electronically and shall be deemed to have been delivered electronically on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System or any successor electronic filing system. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (d) of this Section 5.01 to the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent for distribution to each Lender written notice of the following promptly after the Borrower has Knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) the occurrence of any other event that has resulted in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Information required to be delivered pursuant to clause (b), (c) or (d) of this Section 5.02 may be delivered electronically and shall be deemed to have been delivered electronically on the date on which documents containing such information are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System or any successor electronic filing system.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to (a) preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, licenses, permits, privileges, franchises, patents, copyrights, trademarks, trade names or other intellectual property rights material to the conduct of its business except, in the case of this clause (ii), where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except, in the case of this clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.; provided that (x) the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or Asset Sale permitted under Section 6.03 and (y) neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, qualification, license, permit, privilege, franchise, patent, copyright, trademark or trade name if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of business of the Borrower or such Subsidiary, as the case may be, and that loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries, taken as a whole.

SECTION 5.04. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities (whether or not shown on a Tax return) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted and subject to the disposition of property permitted under Section 6.03, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (b) maintain (i) with insurance companies that the Borrower believe (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in such amounts, subject to such deductibles and self-insurance retentions, and covering such properties and risks as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business and (ii) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, upon written request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible personal property and assets insurance policies naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. Upon receiving Knowledge thereof, the Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all material financial dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, subject to the confidentiality requirements of Section 9.12, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that in no event shall (x) such visits, inspections or examinations occur unless an Event of Default has occurred and is continuing, or (y) the Borrower or any Subsidiary be required to disclose or permit the inspection of (i) any communication protected by attorney-client privilege if such disclosure or inspection would result in, or be deemed to constitute, a waiver of such privilege and (ii) any confidential information to the extent the disclosure or inspection would result in, or be deemed to constitute, a breach of any obligation of confidentiality binding on the Borrower or any Subsidiary. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, subject to the confidentiality requirements of Section 9.12, may prepare and distribute to the Lenders certain reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds.

(a) (i) The proceeds of the Term Loans will be used only to pay (A) a portion of the purchase price in connection with the Acquisition and (B) directly or indirectly, the Transaction Costs; (ii) the proceeds of any Revolving Loans drawn on the Effective Date will be used only (A) for the purpose of issuing Letters of Credit in order to, among other things, backstop or replace letters of credit outstanding on the Effective Date, (B) for the purpose of cash collateralizing any letters of credit outstanding on the Effective Date and (C) for ordinary course working capital requirements not in excess of $5,000,000; and (iii) the Borrower will use the proceeds of any Revolving Loans after the Effective Date to finance the working capital needs, and for any general corporate purposes permitted by this Agreement, of the Borrower and its Subsidiaries (including, without limitation, investments and Restricted Payments permitted by this Agreement). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and the Borrower shall procure that its subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a) As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Domestic Subsidiary that is not an Excluded Subsidiary, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Domestic Subsidiary (other than an Excluded Subsidiary) to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty to become a Loan Party and a joinder to the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Domestic Subsidiary agrees to be bound by the terms and provisions thereof. Such joinders shall be accompanied by appropriate corporate or other entity resolutions, other corporate or other entity documentation and legal opinions as may reasonably be requested by the Administrative Agent, and such Person shall take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent, and such resolutions, documentation, opinions and financing statements shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) The Borrower will cause, and will cause each other Loan Party to cause, all of its owned property (whether real, personal, tangible, intangible, or mixed but excluding Excluded Assets) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations to the extent required by, and in accordance with, the terms and conditions of the Collateral Documents, except for Excluded Actions and subject in each case to Liens permitted by Section 6.02. Without limiting the generality of the foregoing, but in each case except for Excluded Actions, the Borrower (i) will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests in each Pledge Subsidiary directly owned by the Borrower or any other Loan Party (other than Excluded Assets) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations to the extent required by, and in accordance with, the terms and conditions of the Collateral Documents or other pledge and security documents as the Administrative Agent shall reasonably request and (ii) will, and will cause each Subsidiary Guarantor to, deliver Mortgages and Mortgage Instruments with respect to real property (other than Excluded Assets) owned by the Borrower or such Subsidiary Guarantor to the extent, and within such time period as is, reasonably required by the Administrative Agent. Notwithstanding the foregoing, (i) no such Mortgages or Mortgage Instruments shall be required to be prepared or delivered until the date that occurs seventy-five (75) days after the date of acquisition of the subject real property (or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto) and (ii) no pledge or security agreement in respect of the Equity Interests in a Foreign Subsidiary shall be required to be prepared or delivered, or any other formalities required to be observed with respect to the creation or perfection of a Lien on such Equity Interests, under the laws of the jurisdiction of organization or formation of such Foreign Subsidiary, (A) unless such Foreign Subsidiary is a Material Subsidiary and (B) until the date that occurs seventy-five (75) days after the acquisition of such Equity Interests (or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto); provided that, notwithstanding satisfaction of the conditions set forth in subclause (A) and (B) above, no pledge or security agreement governed by laws outside the United States in respect of the Equity Interests in a Foreign Subsidiary shall be required to be prepared or delivered, or any other formalities required to be observed with respect to the creation or perfection of a Lien on such Equity Interests, to the extent the Administrative Agent or its counsel determines that such pledge would not provide material credit support for the benefit of the Secured Parties pursuant to legally valid, binding and enforceable pledge agreements.

(c) Without limiting the foregoing, but for the exception of Excluded Actions, the Borrower will, and will cause each Subsidiary Guarantor to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens in the Collateral to the extent required by, and in accordance with, the terms and conditions of the Collateral Documents, all at the expense of the Borrower.

SECTION 5.10. Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary (including with respect to any newly acquired or newly formed Subsidiary of the Borrower); provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) immediately after giving effect to such designation, the Total Leverage Ratio calculated on a pro forma basis shall be less than or equal to 5.00 to 1.00 (and the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer setting forth in reasonable detail the calculations demonstrating such Total Leverage Ratio calculation). The designation of any

Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an investment by the Borrower and its Subsidiaries, as applicable, in such Unrestricted Subsidiary at the date of such designation in an amount equal to the Fair Market Value of the applicable parties’ investment in such Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute (i) the incurrence at the time of designation of any investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any investment by the Borrower or any Subsidiary in such former Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s and its Subsidiaries’ (as applicable) investment in such Subsidiary.

SECTION 5.11. ERISA. The Borrower will furnish to the Administrative Agent as soon as possible after, and in any event within ten (10) Business Days after any Responsible Officer has Knowledge that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower or any of its Subsidiaries proposes to take with respect thereto. Thereafter and in connection therewith, upon reasonable request by the Administrative Agent, the Borrower will furnish to the Administrative Agent copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its Subsidiaries or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (b) the most recent actuarial valuation report for each Plan; (c) all notices received by the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; (d) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (e) copies of (i) any documents described in Section 101(k) of ERISA that the Borrower or any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that the Borrower or any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its Subsidiaries or an ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then upon reasonable request by the Administrative Agent, the Borrower, the applicable Subsidiary or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

SECTION 5.12. Syndication Assistance. The Borrower will, to the reasonable satisfaction of the Joint Lead Arrangers, use commercially reasonable efforts to actively assist in completing a timely syndication of the Loans in accordance with the provisions of Section 3 of the Commitment Letter.

SECTION 5.13. Ratings. The Borrower will use commercially reasonable efforts to cause (a) the Borrower to continuously have a public corporate credit rating from each of S&P and Moody’s (but not to maintain a specific rating) and (b) the credit facilities evidenced by this Agreement to be continuously rated by each of S&P and Moody’s (but not to maintain a specific rating).

SECTION 5.14. Compliance with Anti-Terrorism Laws; Anti-Corruption Laws and Sanctions.

(a) The Borrower will not directly or indirectly, in connection with the Loans, knowingly (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(c) The Borrower will not directly or indirectly, in connection with the Loans, knowingly cause or permit any of the funds of any Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law. Furthermore, the Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.15. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.15 hereto or on such later date as the Administrative Agent may reasonably agree, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrower shall deliver the documents or take the actions specified in Schedule 5.15 hereto, except to the extent otherwise agreed by the Administrative Agent in its discretion.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or shall have been cash-collateralized or supported by back-to-back letters of credit pursuant to arrangements reasonably satisfactory to the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and refinancings, extensions, renewals and replacements of any such Indebtedness with Indebtedness that does not increase the outstanding principal amount thereof other than by the amount of accrued and unpaid interest, fees and premiums payable with respect thereto and the fees and expenses incurred in connection with any such refinancing, extension, renewal or replacement;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party not otherwise permitted under this Section 6.01 shall be subject to the limitations set forth in Section 6.04(d);

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness of Subsidiaries that are not Loan Parties that may be guaranteed by Loan Parties in reliance on this clause (d) shall not in the aggregate exceed, at the time of incurrence thereof and giving pro forma effect thereto, the greater of $10,000,000 and 0.5% of Consolidated Total Assets;

(e) Indebtedness incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any Person) or the cost of the acquisition, construction, repair, replacement or improvement of any property, including Capital Lease Obligations, Purchase Money Obligations and any Indebtedness assumed in connection with the acquisition of any such property or secured by a Lien on any such property prior to the acquisition, construction, repair, replacement or improvement thereof, and refinancings, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof other than by the amount of accrued and unpaid interest, fees and premiums payable with respect thereto and the fees and expenses incurred in connection with any such refinancing, extension, renewal or replacement; provided that (i) such Indebtedness is incurred prior to or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement of such property and (ii) the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (e) shall not exceed, at the time of incurrence thereof and giving pro forma effect thereto, the greater of $15,000,000 and 0.75% of Consolidated Total Assets;

(f) Indebtedness of the Borrower or any Subsidiary as an account party in respect of letters of credit, bank guarantees or similar instruments; provided that the aggregate Indebtedness as an account party that is outstanding in reliance on this clause (f) (excluding as an account party in respect of any Letters of Credit) shall not exceed, at the time of incurrence thereof and giving pro forma effect thereto, $3,000,000;

(g) Indebtedness secured by a Lien on any asset (not constituting Collateral) of the Borrower or any Subsidiary; provided that the principal amount of Indebtedness permitted under this clause (g) shall not in the aggregate exceed, at the time of incurrence thereof and giving pro forma effect thereto, the greater of $10,000,000 and 0.5% of Consolidated Total Assets;

(h) Indebtedness (including assumed Indebtedness) of the Borrower or any Subsidiary Guarantor (including Subordinated Indebtedness to the extent subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent and Indebtedness permitted under the terms of Permitted Convertible Notes), and any Indebtedness of the Borrower or any Subsidiary Guarantor constituting refinancings, extensions, renewals or replacements of any such Indebtedness; provided that (i) both immediately prior to and after giving effect (including effect on a pro forma basis) thereto, no Default shall exist or would result therefrom, (ii) such Indebtedness is not guaranteed by any Subsidiary other than a Subsidiary Guarantor (which guarantees, if such Indebtedness is Subordinated Indebtedness, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness), (iii) the covenants applicable to such Indebtedness (taken as a whole) are not more onerous or more restrictive in any material respect than the applicable covenants set forth in this Agreement and (iv) after giving pro forma effect to the incurrence of such Indebtedness, at the time of incurrence thereof, the Total Leverage Ratio of the Borrower and its Subsidiaries for the most recently ended Test Period shall not exceed 5.00 to 1.00;

(i) unsecured Indebtedness in respect of guarantees, performance bonds, surety bonds and similar obligations securing the performance of the Borrower or any Subsidiary in connection with a Permitted Acquisition permitted under Section 6.04 or an Asset Sale permitted under Section 6.03;

(j) Indebtedness in respect of performance bonds, bid bonds, appeal bonds and surety bonds and performance, bankers acceptance facilities and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including obligations with respect to letters of credit, bank guarantees or similar instruments related thereto;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(l) Indebtedness in respect to judgments, awards or settlements of any claims or actions (whether direct, contingent or potential), in each case under circumstances not giving rise to an Event of Default;

(m) Indebtedness in respect of obligations that are being contested in accordance with Section 5.04;

(n) Indebtedness of the Borrower or any Subsidiary permitted under Section 6.04;

(o) Swap Agreements permitted under Section 6.05;

(p) Indebtedness of Foreign Subsidiaries, and guarantees thereof by Foreign Subsidiaries, in an aggregate principal amount not to exceed, at the time of incurrence thereof and giving pro forma effect thereto, the greater of $10,000,000 and 0.5% of Consolidated Total Assets;

(q) (A) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary (or Indebtedness of a Person or Indebtedness attaching to assets of a Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Subsidiary) or Indebtedness assumed or attaching to assets that are acquired by the Borrower or any Subsidiary in a transaction otherwise permitted under Section 6.04 (including pursuant to a Permitted Acquisition), in each case after the Effective Date, in an aggregate amount not to exceed $20,000,000 at any time outstanding; provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or otherwise at the time any such Permitted Acquisition was consummated or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed by the Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary); and (B) any refinancings, extensions, renewals and replacements of any Indebtedness specified in subclause (A) above, provided that the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, extension, renewal or replacement other than by the amount of accrued and unpaid interest, fees and premiums payable with respect thereto and the fees and expenses incurred in connection with any such refinancing, extension, renewal or replacement;

(r) Indebtedness of the Borrower or any Subsidiary incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or other Banking Services, in each case, incurred in the ordinary course of business;

(s) unsecured Indebtedness of any Loan Party owing to current or former employees, officers or directors (or any spouses, ex-spouses or estates of any of the foregoing) incurred in connection with the repurchase therefrom of Equity Interests in the Borrower, so long as the aggregate principal amount of all such Indebtedness does not exceed $1,000,000 in any fiscal year of the Borrower;

(t) other unsecured Indebtedness not otherwise permitted by clauses (a) through (s) above or clauses (u) through (aa) below, provided that the aggregate principal amount of such other Indebtedness outstanding shall not exceed, at the time of incurrence thereof and giving pro forma effect thereof, the greater of $100,000,000 and 5.0% of Consolidated Total Assets;

(u) Indebtedness of any Loan Party in respect of one or more series of senior unsecured notes, senior secured first lien notes or junior lien notes, in each case issued in a public offering or offering pursuant to Rule 144A or Regulation S under the Securities Act or other private placement (and any Registered Equivalent Notes issued in exchange therefor), junior lien or unsecured loans that, in each case, if secured, will be secured by the Collateral on a pari passu or junior basis with the Obligations, that are issued or made in lieu of Incremental Extensions of Credit, pursuant to an indenture, note purchase agreement, loan or credit agreement or otherwise (the “Incremental Equivalent Debt”); provided that (i) Incremental Equivalent Debt that is secured on a pari passu basis with the Obligations may not be in the form of term or revolving loans (but may be in the form of notes), (ii) for the purposes of calculating the First Lien Leverage Ratio, any Incremental Equivalent Debt that is unsecured or secured on a junior basis to the Obligations shall be deemed to be Indebtedness secured by a Lien on Collateral on a pari passu basis with the Obligations, and (iii) the aggregate principal amount of all Incremental Equivalent Debt issued or incurred pursuant to this Section 6.01(u) shall not, together with the aggregate principal amount of any Incremental Extensions of Credit, exceed the Incremental Cap; provided, further, that (A) such Incremental Equivalent Debt shall not be subject to any guarantee by any person other than a Loan Party, (B) in the case of Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Subsidiary other than any asset constituting Collateral, (C) no Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence, (D) if such Incremental Equivalent Debt is secured, the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (E) if such Incremental Equivalent Debt is secured, such Incremental Equivalent Debt shall be subject to (x) in the case of Incremental Equivalent Debt that will be secured on a pari passu basis with the Obligations, a First Lien Intercreditor Agreement and (y) in the case of Incremental Equivalent Debt that will be secured by the Collateral on a junior priority basis to the Obligations, a customary junior lien intercreditor agreement reasonably acceptable to the Administrative Agent, and (F) the documentation with respect to any Incremental Equivalent Debt shall contain no mandatory prepayment, repurchase or redemption provisions prior to the date that is ninety-one (91) days after the Final Maturity Date at the time of incurrence, issuance or obtainment of such Incremental Equivalent Debt, other than customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow (in the case of loans) and customary acceleration rights upon an event of default;

(v) Indebtedness of Joint Ventures, Indebtedness incurred on behalf of Joint Ventures or Guarantees of Indebtedness of Joint Ventures by the Borrower or any Subsidiary, in an aggregate principal amount not to exceed, at the time of incurrence thereof and giving pro forma effect thereto, the greater of $50,000,000 and 2.5% of Consolidated Total Assets;

(w) Credit Agreement Refinancing Indebtedness;

(x) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(y) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Acquisition, any Permitted Acquisition or any investment permitted under this Agreement;

(z) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses of this Section 6.01; and

(aa) Indebtedness in the form of customary and reasonable indemnity obligations entered into in connection with any Permitted Acquisition or any investment or Asset Sale permitted under this Agreement.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (aa) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a).

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any amendments, modifications, extensions, renewals and replacements thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and refinancings, extensions, renewals and replacements thereof that do not increase the outstanding principal amount of such obligations other than by the amount of accrued and unpaid interest, fees and premiums payable with respect thereto and the fees and expenses incurred in connection with any such refinancing, extension, renewal or replacement;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary (or Liens existing on any property or asset of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary (or is merged or consolidated with or into the Borrower or a Subsidiary) and any amendments, modifications, extensions, renewals and replacements thereof; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than the proceeds or products thereof and other than after acquired property of the Borrower or such Subsidiary, as applicable, subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date on which such Person becomes a Subsidiary, as the case may be, and refinancings, extensions, renewals and replacements thereof that do not increase the outstanding principal amount of such obligations other than by the amount of accrued and unpaid interest, fees and premiums payable with respect thereto and the fees and expenses incurred in connection with any such refinancing, extension, renewal or replacement;

(e) Liens on fixed or capital assets or other property subject to Capital Lease Obligations and Purchase Money Obligations acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary and any amendments, modifications, extensions, renewals and replacements thereof; provided that (i) such security interests secure Indebtedness permitted under Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such property and (iv) such security interests shall not apply to any other property (except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof) or assets (except for accessions to or proceeds of such assets) of the Borrower or any Subsidiary;

(f) Liens on assets of Foreign Subsidiaries, provided that such Liens shall secure only Indebtedness or other obligations of such Foreign Subsidiaries permitted under Section 6.01(p);

(g) Liens on cash collateral (including, for such purpose, collateral consisting of Permitted Investments), in an amount not to exceed 105% of the face amount of letters of credit, bank guarantees or similar instruments outstanding pursuant to Section 6.01(f), securing obligations in respect of such letters of credit, bank guarantees or similar instruments;

(h) Liens on assets of the Borrower or its Subsidiaries not otherwise permitted under this Section 6.02 so long as the aggregate principal amount of Indebtedness and other obligations secured by such Liens does not exceed, at the time of incurrence thereof and giving pro forma effect thereto, the greater of $50,000,000 and 2.5% of Consolidated Total Assets;

(i) Liens on assets of the applicable acquired Person or assets securing Indebtedness permitted under Section 6.01(q);

(j) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to the Borrower or any Subsidiary, in each case filed under an agreement that is otherwise permitted by this Agreement;

(k) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums;

(l) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or an investment permitted by this Agreement;

(m) any interest of a lessee under leases (other than Capital Lease Obligations) and any interest of a licensee under license agreements;

(n) Liens deemed to exist in connection with Permitted Investments in repurchase agreements;

(o) Liens on assets of Subsidiaries of the Borrower that are not Loan Parties not otherwise permitted under this Section 6.02 so long as the aggregate principal amount of Indebtedness and other obligations secured by such Liens, at the time of incurrence thereof and giving pro forma effect thereto, does not exceed the greater of $20,000,000 and 1.0% of Consolidated Total Assets;

(p) any interest or title of a lessor under leases (other than Capital Lease Obligations) and any interest of a licensor under license agreements;

(q) Liens created, incurred, assumed or permitted to exist in connection with the Transactions;

(r) Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party, and Liens granted by a Loan Party in favor of any other Loan Party;

(s) Liens on assets of Joint Ventures, provided that such Liens shall secure only Indebtedness or other obligations of such Joint Ventures permitted under Section 6.01(v); and

(t) Liens (A) on the Collateral securing Incremental Equivalent Debt permitted under Section 6.01(u) or (B) on the Collateral securing Credit Agreement Refinancing Indebtedness permitted under Section 6.01(w); and

(u) to the extent constituting Liens, conditions and restrictions contained in agreements permitted under Section 6.08(c).

SECTION 6.03. Fundamental Changes and Asset Sales.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or make any Asset Sale of (in one transaction or in a series of transactions) any of its assets (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(i) any Person may merge or consolidate with the Borrower in a transaction in which (A) the Borrower is the surviving corporation or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”),

(1) the Successor Borrower shall be an entity organized or existing under the laws of the United States or any political subdivision thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered (prior to or substantially concurrently with such transaction) to the Administrative Agent a certificate of an officer of the Borrower, stating that such merger or consolidation complies with this Agreement; provided that, if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents;

(ii) any Subsidiary may merge or consolidate with another Subsidiary; provided that, except as permitted under clause (iii) below, any such merger or consolidation involving a Subsidiary that is a Loan Party must result in such Subsidiary that is a Loan Party being the surviving entity in such merger or consolidation;

(iii) in connection with a Permitted Acquisition, any Subsidiary may merge or consolidate with an entity which is the surviving entity of such merger or consolidation, so long as such surviving entity becomes a Subsidiary and, if the non-surviving Subsidiary was a Loan Party, a Loan Party within the period provided in Section 5.09 or is otherwise allowed pursuant to the definition of Permitted Acquisition;

(iv) the Borrower or any Subsidiary may make Asset Sales to the Borrower or a Subsidiary; provided that any such Asset Sales by a Loan Party to a Subsidiary that is not a Loan Party shall not exceed $20,000,000 except as permitted under clause (v) or clause (vi) below;

(v) the Borrower or any Subsidiary may make an Asset Sale to the extent permitted under Section 6.04 and 6.10;

(vi) the Borrower or any Subsidiary may:

(A) sell inventory and other assets in the ordinary course of business;

(B) effect sales, trade-ins or dispositions of used, obsolete, substantially worn or damaged property or equipment, whether now owned or hereafter acquired, in the ordinary course of business;

(C) enter into licenses of intellectual property or other technology in the ordinary course of business;

(D) enter into leases or allow the occupancy or sub-leasing of real property in the ordinary course of business;

(E) effect sales or discounts, in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, in connection with the compromise or collection thereof;

(F) permit transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the Governmental Authority that has condemned such property (whether by deed in lieu of condemnation or otherwise), and permit transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(G) create, incur and assume Liens permitted under Section 6.02;

(H) make Restricted Payments permitted under Section 6.07;

(I) voluntarily terminate any Swap Agreement;

(J) allow the lapse of registered patents, trademarks and other intellectual property if such lapse could not reasonably be expected to result in a Material Adverse Effect;

(K) make an Asset Sale of assets (1) that are not used or useful to the core or principal business of the Borrower and the Subsidiaries acquired pursuant to a Permitted Acquisition or an investment permitted hereunder that is consummated within twelve (12) months prior to the date of such proposed Asset Sale, or (2) to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition; provided that the Fair Market Value of such assets shall be less than 25% of the purchase price of such Permitted Acquisition or value of such investment;

(L) make any other Asset Sale so long as the book value thereof, taken together with the book value of all other assets of the Borrower and its Subsidiaries previously subject to an Asset Sale as permitted by this clause (L), does not exceed $50,000,000 in any calendar year;

(M) additional Assets Sales for Fair Market Value not otherwise permitted under this Section 6.03; provided that (1) at least 75% of the consideration for any Asset Sale under this clause (M) shall consist of cash or Permitted Investments or any combination thereof (provided that for purposes of the 75% cash and Permitted Investments consideration requirement in connection with any Asset Sale, (w) the amount of any Indebtedness or other liabilities of the Borrower and its Subsidiaries (as shown on the Borrower’s most recent consolidated balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Asset Sale, (y) any securities received by the Borrower or any Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments within one hundred eighty (180) days following the closing of such Asset Sale and (z) any Designated Non-Cash Consideration received in respect of such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and all Designated Non-Cash Consideration received pursuant to Section 6.10(c), that is outstanding at the time of receipt of such Designated Non-Cash Consideration in respect of such Asset Sale, not in excess of the greater of $40,000,000 and 2.0% of Consolidated Total Assets shall, in each case of clauses (w), (x), (y) and (z), be deemed to be cash or Permitted Investments) and (2) the Net Cash Proceeds thereof are reinvested in the business of the Borrower and its Subsidiaries or applied in accordance with Section 2.11(f);

(N) transfer property subject to a Casualty Event upon receipt of the Net Cash Proceeds of such Casualty Event;

(O) effect Asset Sales of investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements; and

(P) effect Asset Sales of the stock or other equity interests of Evolent Health Holdings, Inc., Evolent Health, Inc. or Evolent Health LLC (or any successor to any thereof);

(vii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and could not reasonably be expected to have a Material Adverse Effect;

(viii) any Subsidiary that is a Loan Party may liquidate or dissolve if substantially all of the assets (including any interest in any Equity Interest) of such liquidating or dissolving Loan Party are transferred to a Loan Party that is not liquidating or dissolving; and

(ix) the Borrower and the Subsidiaries may consummate the Transactions.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than (i) businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date after the consummation of the Transactions, (ii) businesses similar to the businesses referred to in clause (i) and (iii) businesses reasonably related to the businesses referred to in clauses (i) and (ii).

(c) The Borrower will not, nor will it permit any of its Subsidiaries to, change its fiscal year-end to a date other than December 31, unless (i) the Borrower shall have given sixty (60) days’ prior written notice of such change to the Administrative Agent and (ii) the Administration Agent shall have consented to such change in its reasonable discretion.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, (i) purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any capital stock, evidences of Indebtedness or other securities) of any other Person (including as a result of which such Person becomes a Subsidiary), or make or permit to exist any capital contribution or other equity interest in any other Person (any transaction referred to in clause (i), an “investment”), (ii) make or permit to exist any loans or advances to any other Person, (iii) provide a Guarantee of any obligations of any other Person or (iv) purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person, or a division or line of business of such a Person (an “acquisition”), except:

(a) Permitted Investments at the time the applicable Permitted Investment is made;

(b) Permitted Acquisitions, including investments held by any Person on the date such Person is acquired as part of a Permitted Acquisition;

(c) investments, loans or advances by the Borrower and its Subsidiaries in or to (i) a Loan Party and (ii) any Person that, as a result of such investment, loan or advance, becomes a Loan Party;

(d) investments, loans or advances by Loan Parties to any Persons that are not Loan Parties not otherwise permitted under this Section 6.04 in or to (i) Subsidiaries, not to exceed $30,000,000, (ii) Unrestricted Subsidiaries, not to exceed $15,000,000, and (iii) Evolent Health Holdings, Inc., Evolent Health, Inc. and Evolent Health LLC (or any successor to any thereof), not to exceed $15,000,000, in each case in the aggregate at any time outstanding;

(e) Guarantees constituting Indebtedness permitted under Section 6.01 (other than Section 6.01(n));

(f) Swap Agreements permitted under Section 6.05;

(g) deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances”;

(h) extensions of trade credit in the ordinary course of business;

(i) prepayments or advances made in connection with purchases of goods or services in the ordinary course of business;

(j) investments arising in connection with the incurrence of Indebtedness permitted under Section 6.01 (other than Section 6.01(n));

(k) investments received in settlement of amounts due to the Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to the Borrower or any of its Subsidiaries as a result of a Bankruptcy Event involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower or any of its Subsidiaries;

(l) loans and advances to employees of the Borrower or any of its Subsidiaries for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $4,000,000 in the aggregate at any time outstanding;

(m) non-cash loans to employees of the Borrower or any of its Subsidiaries for the purpose of purchasing Equity Interests in the Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests;

(n) investments resulting from entry into Banking Services Agreements;

(o) investments constituting non-cash consideration received in connection with any Asset Sale permitted under Section 6.03 (other than Section 6.03(a)(v));

(p) investments by the Borrower or any Subsidiary resulting from the purchase, redemption, retirement or other acquisition of Equity Interests permitted under Section 6.07;

(q) investments, loans, advances, Guarantees and acquisitions outstanding, or subject to agreements in effect, on the date hereof and described on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of such investment as of the date hereof is not increased except by the terms of such investment to the extent set forth on Schedule 6.04 or as otherwise permitted by this Section 6.04;

(r) any other investment, loan, advance or acquisition so long as the aggregate amount of all such investments, loans, advances and acquisitions does not exceed (A) $75,000,000 plus (B) the Available Amount to the extent Not Otherwise Applied, during the term of this Agreement;

(s) additional investments and acquisitions; provided that after giving effect to any such investment or acquisition and related incurrence of Indebtedness (A) on a pro forma basis, the Total Leverage Ratio is less than or equal to 4.25 to 1.00 and (B) no Event of Default is continuing or would result therefrom;

(t) investments by the Borrower in a Subsidiary that will own the Borrower’s new headquarters building and related real and personal property to be made in connection with the Borrower’s entry into a lease of such headquarters building so long as the aggregate amount of all such investments pursuant to this clause (t) does not exceed $25,000,000 in the aggregate at any time outstanding;

(u) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(v) to the extent they may be deemed to constitute investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property or other rights, in each case in the ordinary course of business;

(w) investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; and

(x) the Transactions.

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) Permitted Call Spread Swap Agreements entered into and performed by the Borrower.

SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions solely between or among the Borrower and one or more wholly-owned Subsidiaries or solely among wholly-owned Subsidiaries;

(c) any transaction (or series of related transactions) involving aggregate payments or consideration of less than $2,000,000;

(d) payment of customary fees and reimbursements to non-officer directors of the Borrower and its Subsidiaries;

(e) payment of compensation to officers and other employees of the Borrower and its Subsidiaries under the Benefit Plans and arrangements entered into in the ordinary course of business;

(f) in connection with the consummation of the Transactions;

(g) issuances of Equity Interests of the Borrower;

(h) transactions pursuant to agreements or arrangements in effect on the date hereof and set forth on Schedule 6.06 or any amendment to any such agreement or amendment to the extent such an amendment is not adverse to the Lenders in any material respect;

(i) provision of officers’ and directors’ indemnification and insurance to officers and directors of the Borrower and its Subsidiaries in the ordinary course of business; and

(j) transactions permitted under Section 6.04(q) or (t) or Section 6.07.

SECTION 6.07. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Capital Stock) of the Borrower;

(b) the Borrower and each Subsidiary may make Restricted Payments to the Borrower or any Subsidiary; provided that in the case of any such Restricted Payment by a Subsidiary that is not a wholly-owned Subsidiary, such Restricted Payment is made to the Borrower, any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests in the relevant class of Equity Interests;

(c) the Borrower may make Restricted Payments pursuant to and in accordance with the Benefit Plans (including, without limitation, in connection with the exercise, vesting, delivery, termination, retirement, cancellation and exchange of stock options, stock appreciation rights, restricted stock units, restricted stock and other awards under the Benefit Plans and in respect of withholding or similar Taxes payable by any holder of any such award);

(d) the Borrower and the Subsidiaries may make Restricted Payments to consummate the Transactions;

(e) the Borrower may make Restricted Payments to any current or former directors, officers or employees of, or consultants to, the Borrower or any Subsidiary (or to their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to purchase, redeem, retire or acquire the Equity Interests in the Borrower held by such Persons; provided that the aggregate amount of such Restricted Payments made by the Borrower shall not exceed the sum of (A) $4,000,000 in any fiscal year of the Borrower and (B) the amount in any fiscal year of the Borrower equal to the cash proceeds of key man life insurance policies received by the Borrower or any Subsidiary after the date hereof; provided, further that any unused portion of the amount calculated pursuant to clauses (A) and (B) above for any fiscal year of the Borrower may be carried forward to succeeding fiscal years of the Borrower;

(f) the Borrower may purchase, redeem, retire or acquire in whole or in part any of its Equity Interests for another class or series of its Equity Interests or with the proceeds of a substantially concurrent issuance of new Equity Interests; provided that such new Equity Interests are not Disqualified Capital Stock and do not contain terms adverse in any material respects to the interests of the Lenders as compared to the terms contained in the Equity Interests so purchased, redeemed, retired or acquired;

(g) the Borrower may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar investment);

(h) the Borrower may enter into and exercise its rights and perform its obligations under Permitted Call Spread Swap Agreements;

(i) in addition to the foregoing Restricted Payments, the Borrower and its Subsidiaries may make any other Restricted Payments not to exceed the Available Amount to the extent Not Otherwise Applied, so long as no Event of Default is continuing or would result therefrom; and

(j) in addition to the foregoing Restricted Payments, the Borrower and its Subsidiaries may make any other Restricted Payment so long as (i) no Event of Default has occurred and is continuing prior to such Restricted Payment or would arise after giving effect thereto (including giving effect thereto on a pro forma basis) and (ii) after giving effect to such Restricted Payment and any related incurrence of Indebtedness on a pro forma basis, the Total Leverage Ratio is less than or equal to 4.00 to 1.00.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of Section 6.07 shall not prohibit the payment of any dividend by the Borrower within sixty (60) days after the date of declaration of such dividend if at the date of such declaration such payment would have complied with the provisions of this Section 6.07; provided that any such dividend shall be deemed for purposes of this Section 6.07 to have been made on the date of such declaration unless such dividend is not actually made within sixty (60) days after the date of such declaration.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (x) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (y) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary, provided that the foregoing provisions shall not prohibit or limit:

(a) restrictions and conditions imposed by Requirements of Law or by any Loan Document;

(b) restrictions and conditions imposed pursuant to any agreement or arrangement in effect on the date hereof and described in any Schedule hereto, and any amendments, modifications, extensions, refinancings, renewals or replacements of such agreement or arrangement; provided, that the restrictions or conditions in any such amendments, modifications, extensions, refinancings, renewals or replacements, taken as a whole, are not materially more restrictive (as determined in good faith by a Responsible Officer) than those restrictions or conditions that are then in effect and that are being amended, modified, extended, refinanced, renewed or replaced;

(c) customary restrictions and conditions contained in agreements relating to the sale of property of the Borrower or any Subsidiary or the sale of a Subsidiary, in each case pending such sale, so long as such restrictions and conditions apply only to such property or Subsidiary that is to be sold and such sale is permitted under this Agreement;

(d) restrictions and conditions arising from customary provisions in Joint Venture agreements or other investment agreements permitted by this Agreement;

(e) restrictions or conditions imposed by any agreement relating to Indebtedness of any Foreign Subsidiary permitted by this Agreement if such restrictions or conditions apply only to such Foreign Subsidiary;

(f) restrictions and conditions contained in the terms of agreements evidencing Capital Lease Obligations or Purchase Money Obligations permitted by this Agreement so long as any such restrictions and conditions apply solely with respect to the property acquired, constructed, repaired, replaced or improved with the proceeds of the Indebtedness represented by such Capital Lease Obligations or Purchase Money Obligations;

(g) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement other than Capital Lease Obligations and Purchase Money Obligations if such restrictions and conditions apply only to the property or assets securing such Indebtedness;

(h) restrictions and conditions binding on a Subsidiary at the time such Subsidiary first became a Subsidiary pursuant to a transaction permitted under this Agreement, so long as such restrictions or conditions were not imposed solely in contemplation of such Subsidiary becoming a Subsidiary;

(i) restrictions and conditions imposed in the ordinary course of business on cash or other deposits or Permitted Investments; or

(j) with respect to the limitation referred to in clause (x) of this sentence, restrictions and conditions that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset.

SECTION 6.09. Junior Indebtedness and Amendments to Junior Indebtedness Documents.

(a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Junior Indebtedness:

(i) to the extent payable solely in the common stock or other Equity Interests (other than Disqualified Capital Stock) of the Borrower;

(ii) pursuant to refinancings, extensions, renewals and replacements of any such Junior Indebtedness with Junior Indebtedness of a similar type that does not increase the outstanding principal amount thereof other than by the amount of accrued and unpaid interest, fees and premiums payable with respect thereto and the fees and expenses incurred in connection with any such refinancing, extension, renewal or replacement;

(iii) as may be permitted by the terms of any intercreditor agreement to which the Administrative Agent is party;

(iv) other prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Indebtedness prior to the scheduled maturity thereof so long as (A) no Event of Default has occurred and is continuing prior to making such prepayments, redemptions, purchases, defeasances and other payments or would arise after giving effect (including giving effect on a pro forma basis) thereto and (B) after giving effect to such prepayments, redemptions, purchases, defeasances and other payments and any related incurrence of Indebtedness on a pro forma basis, the Total Leverage Ratio is less than or equal to 4.00 to 1.00; and

(v) additional prepayments, redemptions, purchases, defeasances and other payments not to exceed the Available Amount to the extent Not Otherwise Applied, so long as no Event of Default is continuing or would result therefrom.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.09 shall not prohibit the consummation of any irrevocable prepayment, redemption, purchase, defeasance or other payment of Junior Indebtedness within sixty (60) days after the giving of irrevocable notice thereof, if at the date of the giving of such notice, such prepayment, redemption, purchase, defeasance or other payment would have complied with the provisions of this Agreement, it being understood and agreed that such giving of such notice shall be deemed to be the making of such prepayment, redemption, purchase, defeasance or other payment of such Junior Indebtedness for purposes of this Section 6.09.

(b) Without the prior written consent of the Administrative Agent, the Borrower will not, and will not permit any Subsidiary to, amend, modify or supplement any Junior Indebtedness Documents or any document, agreement or instrument evidencing any Junior Indebtedness incurred pursuant to such Junior Indebtedness Documents (or any refinancings, replacements, substitutions, extensions or renewals thereof) or pursuant to which such Junior Indebtedness was issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(i) increases the overall principal amount of any such Junior Indebtedness (other than, in the case of a permitted refinancing, extension, renewal or replacement thereof, to include accrued and unpaid interest and premiums payable with respect thereto, and any fees and expenses incurred in connection with any such refinancing, extension, renewal or replacement) or increases the amount of any single scheduled installment of principal or interest;

(ii) shortens or accelerates the date upon which any installment of principal or interest payable on such Junior Indebtedness becomes due or adds any additional mandatory redemption provisions;

(iii) shortens the final maturity date of such Junior Indebtedness or otherwise accelerates the amortization schedule with respect to such Junior Indebtedness;

(iv) increases the rate of interest accruing on such Junior Indebtedness;

(v) provides for the payment of additional fees or increases existing fees under such Junior Indebtedness;

(vi) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or any Subsidiary from taking certain actions) under such Junior Indebtedness in a manner which (A) is more onerous or more restrictive in any material respect to the Borrower or such Subsidiary or (B) is otherwise materially adverse to the Borrower, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance, in each case from that set forth in the existing applicable covenants in such Junior Indebtedness Documents or the applicable covenants in this Agreement; or

(vii) amends, modifies or adds any affirmative covenant under such Junior Indebtedness in a manner which (A) when taken as a whole, is materially adverse to the Borrower, any Subsidiary and/or the Lenders or (B) is more onerous than the existing applicable covenant in the Junior Indebtedness Documents or the applicable covenant in this Agreement.

Notwithstanding the foregoing, this Section 6.09 shall not apply to any Indebtedness or documents evidenced by Permitted Convertible Notes to the extent that such Permitted Convertible Notes would constitute Junior Indebtedness.

SECTION 6.10. Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction, other than:

(a) a Sale and Leaseback Transactions in respect of Excluded Assets or assets of Subsidiaries that are not Loan Parties;

(b) Sale and Leaseback Transactions in connection with any Permitted Acquisition entered into within twelve (12) months after the date of consummation of such Permitted Acquisition; and

(c) Sale and Leaseback Transactions not otherwise permitted under this Section 6.10, provided that (i) with respect to any such Sale and Leaseback Transaction in respect of which the Net Cash Proceeds received in connection therewith exceed $15,000,000, at least 75% of the consideration for any Sale and Leaseback Transaction under this clause (c) shall consist of cash or Permitted Investments or any combination thereof (provided that for purposes of the 75% cash consideration and Permitted Investments consideration requirement in connection with any Sale and Leaseback Transaction, (w) the amount of any Indebtedness or other liabilities of the Borrower or its Subsidiaries (as shown on the Borrower’s most recent consolidated balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Sale and Leaseback Transaction, (y) any securities received by the Borrower or any Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments within one hundred eighty (180) days following the closing of such Sale and Leaseback Transaction and (z) any Designated Non-Cash Consideration received in respect of such Sale and Leaseback Transaction having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and all Designated Non-Cash Consideration received pursuant to Section 6.03(a)(vi)(M) that is outstanding at the time of receipt of such Designated Non-Cash Consideration in respect of such Sale and Leaseback Transaction, not in excess of the greater of $40,000,000 and 2.0% of Consolidated Total Assets shall, in each case of clauses (w), (x), (y) and (z), be deemed to be cash or Permitted Investments) and (ii) the Net Cash Proceeds thereof are reinvested in the business of the Borrower and its Subsidiaries in accordance with 2.11(c)(ii) or applied in accordance with Section 2.11(f).

SECTION 6.11. Financial Covenants. The Borrower shall not permit the First Lien Leverage Ratio, as of the last day of any Test Period ending during any period in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	First Lien Leverage Ratio
From the Effective Date through and including March 31, 2016	5.75 to 1.00
From April 1, 2016 through and including December 31, 2016	5.25 to 1.00
From January 1, 2017 through and including the Revolving Maturity Date	4.75 to 1.00

Calculations of the First Lien Leverage Ratio shall be made on a pro forma basis in the manner set forth in Section 1.4(b).

SECTION 6.12. Organizational Documents. The Borrower will not, and will not permit any of its Subsidiaries to terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Securities (as defined in the Security Agreement) (constituting Pledged Collateral (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC), other than any such terminations, amendments or modifications which are not adverse in any material respect to the interests of the Lenders; provided that the Borrower and any Subsidiary may terminate, amend or modify its Organizational Documents in connection with any transaction permitted by any provision of this Agreement, including, without limitation, the Transactions, any Permitted Acquisition or any investment, and to authorize any Equity Interests so long as the issuance of such Equity Interests is permitted by this Agreement.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay (x) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (y) any reimbursement obligation in respect of any LC Disbursement, whether at the due date thereof or at a date fixed for prepayment thereof, and, in the case of this clause (y) such failure shall continue unremedied for a period of one (1) Business Day;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (provided that to the extent such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be an Event of Default if such representation and warranty shall prove to have been incorrect when made or deemed made);

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or in Article VI (any such failure to observe or perform any covenant, condition or agreement contained in Section 6.11, a “Financial Covenant Event of Default”); provided that a Financial Covenant Event of Default shall not constitute an Event of Default with respect to any Term Loans unless and until the earlier of the date on which the Required Revolving Lenders have actually terminated the Revolving Commitments or declared all such Obligations to be immediately due and payable in accordance with this Agreement as a result of such Financial Covenant Event of Default (a “Financial Covenant Cross Default”); provided, further, that the Borrower may cure any Financial Covenant Event of Default prior to the occurrence of a Financial Covenant Cross Default by prepaying all outstanding Revolving Loans and Letters of Credit in accordance with Section 2.11 and terminating all outstanding Revolving Commitments in their entirety in accordance with Section 2.09;

(e) the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure to make any such payment is not cured within any applicable grace period therefor;

(g) any event or condition occurs that results in the any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Material Indebtedness that becomes due as a result of the sale, transfer or other Asset Sale (including as a result of a Casualty Event) of the property or assets securing such Material Indebtedness, (ii) any requirement to make a cash payment as a result of the early termination of a Swap Agreement constituting Material Indebtedness or (iii) any requirement to deliver cash upon conversion of Permitted Convertible Notes constituting Material Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a material part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the

Borrower or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged, unvacated or unstayed, or shall not be bonded pending appeal, for a period of sixty (60) consecutive days from the date of entry thereof, or any action shall be legally taken by a judgment creditor to attach or levy upon assets of the Borrower or any Subsidiary that are material to the Borrower and its subsidiaries, taken as a whole, to enforce any such judgment and such action shall not be stayed or bonded pending appeal; provided that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment that is covered by a valid and binding policy of insurance in favor of the Borrower or such Subsidiary (but only if the applicable insurer shall have been advised of such judgment and of the intention of the Borrower or such Subsidiary to make a claim in respect of any amount payable by it in connection therewith and such insurer shall not have disputed coverage);

(k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) a Change in Control shall occur;

(m) any material provision of any Collateral Document or the Subsidiary Guarantee for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any Collateral Document or the Subsidiary Guarantee has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(n) any Collateral Document (or any Loan Party shall assert in writing that any Collateral Document) shall for any reason fail to create a valid and perfected first priority Lien on any material portion of the Collateral purported to be covered thereby, except (i) as permitted by the terms of any Loan Document, including as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents or (B) file UCC continuation statements, (iii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) if such failure results from the bad faith, gross negligence or willful misconduct of the Administrative Agent and does not arise from the breach or noncompliance with any Loan Document by any Loan Party; or

(o) the Borrower or any Subsidiary shall fail to observe or perform obligations under any agreement (other than any Loan Document or other agreement evidencing Indebtedness) which is material to the Borrower and its subsidiaries, taken as a whole, such failure continues unremedied and has not been cured or waived within any applicable grace period therefor and such failure could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than (x) an event with respect to the Borrower described in clause (h) or (i) of this Article or (y) as otherwise provided below with respect to a Financial Covenant Event of Default), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC. Upon the occurrence of a Financial Covenant Event of Default that has occurred and is continuing, the Required Revolving Lenders may (x) terminate the Revolving Commitments, and thereupon the Revolving Commitments will terminate immediately, and/or (y) take the other actions specified in the second preceding sentence in respect of the Revolving Commitments, the Revolving Loans and the Letters of Credit. Upon the occurrence of a Financial Covenant Cross Default that has occurred and is continuing, the Required Lenders may take any of the actions specified in the second preceding sentence in respect of a Financial Covenant Event of Default that has occurred and is continuing.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and none of the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to act as the financial advisor or in any other advisory capacity and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith is necessary, under the circumstances as provided in Section 9.02, provided that the Administrative Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose the Administrative Agent to liability or is contrary to any Loan Document or applicable Requirements of Law), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable to any Lender for any action taken or not taken by any such service provider.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such powers to, any one or more sub-agents appointed by the Administrative Agent including a sub-agent that is not a U.S. affiliate of the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. Any resignation by JPMorgan Chase Bank, N.A. as Administrative Agent pursuant to this Article VIII, unless JPMorgan Chase Bank, N.A. gives notice to the Borrower otherwise, also constitute its resignation as Issuing Bank, and such resignation as Issuing Bank shall become effective simultaneously with the discharge of the Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Letters of Credit and unreimbursed amounts of LC Disbursements, as to which the Issuing Bank shall continue in such capacities until the LC Exposure relating thereto shall be reduced to zero, or until the successor Administrative Agent shall succeed to the roles of Issuing Bank in accordance with the next sentence and perform the actions required by the next sentence). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless JPMorgan Chase Bank, N.A. and such successor give notice to the Borrower otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. At the time any such resignation of the Issuing Bank shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.12(b).

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank further represents and warrants that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agent as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, and the Administrative Agent agrees, to release or subordinate any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary Guarantor in respect of) all interests retained by the Borrower or any Subsidiary Guarantor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

To the extent required by any applicable laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. For the avoidance of doubt, for purposes of this paragraph, the term “Lender” includes any Issuing Bank.

Anything herein or in any other Loan Document to the contrary notwithstanding, the Joint Bookrunners and Joint Lead Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, nor shall such Joint Bookrunners or Joint Lead Arrangers have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Joint Bookrunner or Joint Lead Arranger, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. At any time that any Lender serving (or whose Affiliate is serving) as Joint Bookrunner and/or Joint Lead Arranger shall have transferred to any other person (other than any Affiliates) all of its interests in the Loans and the Revolving Commitment, such Lender (or an Affiliate of such Lender acting as Joint Bookrunner and/or Joint Lead Arranger) shall be deemed to have concurrently resigned as such Joint Bookrunner and/or Joint Lead Arranger.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 2445 M Street, NW, Washington, D.C. 20037, Attention of Michael T. Kirshbaum, Chief Financial Officer and Treasurer (Telecopy No. (202) 266-6633; Telephone No. (202) 266-5600);

(ii) if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Chicago, Illinois, 60603, Attention of April Yebd (Telecopy No. (888) 292-9533) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, 43rd Floor, New York, New York 10017, Attention of James Knight (Telecopy No. (917) 464-7000);

(iii) if to the Issuing Banks, to (A) JPMorgan Chase Bank, N.A., at 10 South Dearborn Street, Chicago, Illinois, 60603, Attention of Abhishek Singh (Telecopy No. (877) 242-0410), (B) if to Bank of America, N.A., at 8300 Greensboro Drive, McLean VA 22102-3618, VA9-200-MZ-05, Attention: Frankie Akhi and (C) if to Morgan Stanley Bank, N.A., at 1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, MD 21231, Attention: Letter of Credit Dept.; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent (for itself or the Lenders) pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to the Administrative

Agent at jpm.agency.servicing.4@jpmorgan.com or such e-mail address(es) provided to the Borrower from time to time or in such other form as the Administrative Agent shall require; provided, however, that it is understood and agreed that the Borrower may effect (or cause to be effected) all Communications through the Borrower or any of its subsidiaries, or any other Person. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document. Nothing in this Section 9.01 shall prejudice the right of the Administrative Agent, any Issuing Bank, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Lender or any Issuing Bank, as the case may be, shall require.

Unless otherwise agreed pursuant to the terms hereof, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

The Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor or (iii) provides notice of any Default under this Agreement) by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(c) Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent does not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

(d) Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that the Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. The Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. The Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI, and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(a), (b), and (c) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to the Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its Affiliates and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any Person from purchasing or selling securities on the basis of material non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on, arising out of or related to, not having access to Private Side Communications.

(e) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Facility Amendment, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that any change in the definitions of any ratio used in the calculation of such pricing (or the component definitions) shall not constitute a reduction in any rate of interest of fees, and that an amendment to or waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an increase or extension of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (it being understood and agreed that any change in the definitions of any ratio used in the calculation of such pricing (or the component definitions) shall not constitute a reduction in any rate of interest of fees, and that an amendment to or waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction in the principal amount of any Loan or LC Disbursement or in the rate of interest thereon), (iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.05, or (B) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby (except that, in the case of either subclause (A) or (B), (x) only the consent of the Required Lenders shall be required for any waiver of the obligation of the Loan Parties to pay default interest, (y) any change in the definitions of any ratio used in the calculation of pricing (or the component definitions) shall not constitute a reduction in any rate of interest or fees, and (z) an amendment to or waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a change, postponement, reduction, waiver or excuse otherwise contemplated in this subclause (iii)), (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) directly and adversely affected thereby (it being understood and agreed that, (A) solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Facility Amendment for Incremental Term Loans, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date, and (B) any change that is in favor of a Class of Lenders holding Loans or Commitments maturing after the maturity of the Loans and Commitments of all other Classes of Lenders (and that only takes effect after the maturity of the Loans and Commitments of all such other Classes of Lenders) will require the written consent only of the Required Lenders of such last-maturing Class), (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty without the written consent of each Lender, (vii) except as provided in clause (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be, (viii) change the application of prepayments as among or between Classes under Section 2.11(f), without the written consent of each Lender, and (ix) amend, modify or waive Section 6.11 or any of the definitions with respect thereto, or waive of any of the conditions to a Borrowing of Revolving Loans under Section 4.02, without the written consent of the Required Revolving Lenders (it being understood and agreed that Term Lenders shall have no voting rights with respect to any such amendment, modification or waiver); provided that no such amendment shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of such Administrative Agent or such Issuing Bank acting as such at the effective date of such amendment, as applicable.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Facility Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) The Lenders hereby irrevocably authorize the Administrative Agent, and the Administrative Agent agrees, (i) to release any Liens granted to the Administrative Agent by the Collateral Documents in Collateral (including Equity Interests) of any Loan Party upon the consummation of any transaction permitted by this Agreement or the occurrence of any other event as a result of which such Loan Party becomes an Excluded Subsidiary, (ii) upon any sale or other disposition by any Loan Party (other than to another Loan Party) of any Collateral in a transaction permitted under this Agreement, to release all Liens in such Collateral in favor of the Administrative Agent, (iii) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of (or the providing of a supporting letter of credit with respect to) all Letters of Credit in a manner satisfactory to the Administrative Agent, to release all Liens in all Collateral in favor of the Administrative Agent, (iv) to release any Lien in favor of the Administrative Agent in any Collateral constituting property leased to the Borrower or any subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement and which is no longer owned, leased or operated by a Loan Party or otherwise transferred to a third party, (v) to release any Lien in any Collateral as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (vi) upon the incurrence of any purchase money Lien or Lien arising pursuant to a Capital Lease Obligation that is permitted under this Agreement, to release all Liens in favor of the Administrative Agent in the property that is the subject of such purchase money Lien or Lien pursuant to a Capital Lease Obligation and (vii) upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor is no longer a Domestic Subsidiary or otherwise becomes an Excluded Subsidiary. Any termination or release described in the foregoing clauses shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In connection with any termination or release contemplated in this paragraph (d), the Administrative Agent shall promptly (1) execute and deliver, at the Borrower’s expense, all documents the Borrower shall reasonably request to evidence such termination or release (including, without limitation, UCC-3 amendments or terminations) and (2) deliver to the Borrower any portion of such Collateral so released in the possession of the Administrative Agent. Any termination or release contemplated in this clause (d) shall be without recourse to or warranty by the Administrative Agent. It is understood and agreed that, in connection with any termination or release contemplated by this paragraph (d), the Administrative Agent shall be entitled to rely upon a certificate of a Responsible Officer describing in reasonable detail the occurrence of any of the events described in clause (i), (ii), (iii), (iv), (vi) or (vii) of the first sentence of this paragraph (d) and such other documentation with respect thereto as reasonably requested by the Administrative Agent.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained,

but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Non-Consenting Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(f) Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(g) The Borrower agrees to make any amendment to Loan Documents reasonably requested by Joint Lead Arrangers pursuant to and subject to the terms and conditions of the “flex” provisions of the Fee Letter.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall within thirty (30) days after receipt of a reasonably detailed invoice (or on the Effective Date to the extent invoiced at least three (3) Business Days prior to the Effective Date), pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one primary counsel, one additional local counsel in each applicable jurisdiction and one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the Internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of (x) one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent, (y) one additional counsel for all the Lenders (other than the Administrative Agent) and (z) additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, each Joint Lead Arranger, each Co-Syndication Agent, and each Related Party of any of the foregoing

Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto and to reimburse each indemnified person within thirty (30) days after written demand (which demand shall include reasonably detailed documentation supporting such request) for any reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all indemnified persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all indemnified persons, taken as a whole, and, in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction), or other reasonable documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the Borrower shall have no indemnification obligation to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses (I) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the bad faith, willful misconduct or gross negligence of such Indemnitee, (y) the material breach by such Indemnitee of its express obligations under the Loan Documents pursuant to a claim initiated by the Borrower or (z) arising out of any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Subsidiaries and that is brought by an indemnified person against any other indemnified person (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against the Administrative Agent, any Joint Lead Arranger or any Joint Bookrunner acting in their respective capacities as such or any Person undertaking a similar role under the credit facilities evidenced by this Agreement) or (II) arise from events or conditions first existing after an Indemnitee’s succession to title to any property by foreclosure or acceptance of a deed in lieu of foreclosure. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or any Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than damages resulting from a breach of Section 9.12 or that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that, subject to clause (ii) below, no consent of the Borrower shall be required for an assignment (1) to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Article VII (a), (b), (h) or (i) has occurred and is continuing, any other assignee or (2) prior to the earlier of ninety (90) days after the Effective Date or completion of primary syndication of the Loans and Commitments by the Joint Lead Arrangers (as reasonably determined by the Administrative Agent) (such earlier date, the “Syndication Date”; provided that such assignments prior to the Syndication Date are to Lenders acceptable to the Borrower);

(B) the Administrative Agent; and

(C) any Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or for an assignment of all or any portion of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or an Affiliate thereof.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment made in connection with the primary syndication of the Commitments and Loans by the Joint Lead Arrangers on or before the Syndication Date, an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) assignments shall not be made to Disqualified Lenders unless the Borrower has given its prior written consent thereto;

(F) assignments of Term Loans (but not Revolving Commitments or Revolving Loans other than Revolving Commitments or Revolving Loans held by Defaulting Lenders) may be made to Affiliated Lenders solely to the extent that:

(1) such Affiliated Lender will not receive information provided solely to Lenders and will not be permitted to attend/participate in Lender meetings not attended by the Borrower;

(2) the Borrower provides a representation and warranty as to disclosure of MNPI reasonably satisfactory to the Administrative Agent;

(3) such Affiliated Lender may not acquire Loans if an Event of Default has occurred and is continuing;

(4) for purposes of Section 9.02 or any plan of reorganization that does not in each case adversely affect such Affiliated Lender (solely in its capacity as a Lender) in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(5) such assignment is made pursuant to open market purchase or pursuant to a Dutch Auction open to all Lenders; and

(6) in no event shall Affiliated Lenders hold greater than 25% of the aggregate principal amount of the Term Loans.

(G) notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to the Borrower, but only if:

(1) no Default has occurred or is continuing or would result therefrom;

(2) such assignment is made pursuant to open market repurchases or pursuant to a Dutch Auction open to Lenders;

(3) the Borrower may not use proceeds from Revolving Loans to purchase any Term Loans; and

(4) any such Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower (including, for the avoidance of doubt, pursuant to any Dutch Auction).

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or 2.06(e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or each Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided, that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding (unless such Letter of Credit has been cash-collateralized or supported by a back-to-back letter of credit pursuant to arrangements reasonably satisfactory to the Administrative Agent) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, on a “need to know” basis (it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (iii) any Lender or prospective Lender; provided that, for purposes of this clause (f), the disclosure of any such Information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by each such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 9.12 or as is otherwise reasonably acceptable to the Joint Lead Arrangers, including, without limitation, as agreed in any Marketing Materials) in accordance with the standard syndication processes of such Joint Lead Arranger or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12, (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower and (iii) is independently developed by the Administrative Agent, any Issuing Bank or any Lender, or (i) for purposes of establishing a “due diligence” defense. For the purposes of this Section 9.12, “Information” means all information received from, on or behalf of, the Borrower pursuant to this Agreement or any other Loan Document relating to the Borrower or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure thereof by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14. Releases of Subsidiary Guarantors and Liens.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary or otherwise becomes an Excluded Subsidiary. Upon any sale or other disposition (other than any lease or license) by any Loan Party (other than to the Borrower, any other Loan Party or any Subsidiary) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Collateral Documents shall be automatically released. Upon the incurrence of any purchase money Lien or Lien arising pursuant to a Capital Lease Obligation, in each case that is permitted under this Agreement and constitutes an Excluded Asset pursuant to clause (e) of such definition, all Liens in favor of the Administrative Agent or any of the other Secured Parties in the property that is the subject of such purchase money Lien or Lien pursuant to a Capital Lease Obligation shall automatically terminate and be released. At any time when a Subsidiary ceases to be a Material Subsidiary (and, accordingly, ceases to be a Pledge Subsidiary), all Liens in favor of the Administrative Agent or any of the other Secured Parties in the shares of capital stock or other Equity Interests in such Subsidiary shall automatically terminate and be released. In addition, any Lien in favor of the Administrative Agent or any of the other Secured Parties in any Collateral constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement shall, automatically upon such expiration or termination, be terminated and released. The Administrative Agent shall upon reasonable request of the Borrower (and is hereby authorized by each Lender to) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property pursuant to a Capital Lease Obligation or Purchase Money Obligation in respect of an asset that is not an Excluded Asset and that is permitted to be senior to the Liens securing the Secured Obligations pursuant to Sections 6.02(e).

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor is no longer a Domestic Subsidiary or otherwise becomes an Excluded Subsidiary.

(c) At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than Banking Services Obligations, Swap Obligations, and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d) In connection with any termination or release or subordination pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at any Loan Party’s expense, all documents and take all further actions that such Loan Party shall reasonably request to evidence such termination or release or subordination. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. It is understood and agreed that, in connection with any termination or release or subordination contemplated by this Section, the Administrative Agent shall be entitled to rely upon a certificate of a Responsible Officer describing in reasonable detail the occurrence of any of the events described in Section 9.14(a) or (b) and such other documentation with respect thereto as reasonably requested by the Administrative Agent.

SECTION 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law, can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Joint Lead Arrangers, the Co-Syndication Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Joint Lead Arrangers, the Co-Syndication Agents and the Lenders and their respective Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Joint Lead Arrangers, the Co-Syndication Agent and the Lenders and their respective Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Joint Lead Arranger, Co-Syndication Agent or Lender or any of their respective Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Joint Lead Arrangers, the Co-Syndication Agents, and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Joint Lead Arranger, Co-Syndication Agent or Lender or any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE ADVISORY BOARD COMPANY, as the Borrower

By:	/s/ Michael T. Kirshbaum
	Name:	Michael T. Kirshbaum
	Title:	Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as an Issuing Bank and as Administrative Agent

By:	/s/ James A. Knight
	Name:	James A. Knight
	Title:	Vice President

BANK OF AMERICA, N.A., individually as a Lender and as an Issuing Bank

By:	/s/ Monica Sevila
	Name:	Monica Sevila
	Title:	Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as a Term Loan Lender

By:	/s/ Nehal Abdel Hakim
	Name:	Nehal Abdel Hakim
	Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., individually as a Revolving Lender and an Issuing Bank

By:	/s/ Nehal Abdel Hakim
	Name:	Nehal Abdel Hakim
	Title:	Authorized Signatory

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Director

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	The Advisory Board Company

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of January 9, 2015 among The Advisory Board Company, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$		%
$	$		%
$	$		%

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][3]

[2]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

THE ADVISORY BOARD COMPANY

By:
Title:

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

A-1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-2

EXHIBIT C

[FORM OF]

TERM NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, The Advisory Board Company, a Delaware corporation (“Borrower”), hereby promises to pay to [                    ] (including its registered assigns, the “Lender”) on the Term Loan Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of              DOLLARS ($            ), or, if less, the aggregate unpaid principal amount of all Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified in Section 2.18 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.13 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement and that such recordation shall be subject to the Register as provided in Section 9.04(b) of the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of January 9, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Advisory Board Company, a Delaware corporation (“Borrower”), the Lenders, the Issuing Banks, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC, as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured as provided in the Credit Agreement and the Collateral Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest was granted and the rights of the holder of this Note in respect thereof.

C-1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT, AND ANY ASSIGNMENT OR TRANSFER OF THIS NOTE SHALL BE EFFECTIVE ONLY UPON APPROPRIATE ENTRIES WITH RESPECT THERETO BEING MADE IN SUCH REGISTER.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (INCLUDING STATUTES OF LIMITATION) OF THE STATE OF NEW YORK.

[Signature Page Follows]

C-2

THE ADVISORY BOARD COMPANY,
as Borrower

By:
Name:
Title:

[Signature Page to Term Note]

EXHIBIT D

[Form of]

REVOLVING NOTE

[$ ]	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, The Advisory Board Company, a Delaware corporation (“Borrower”), hereby promises to pay to [                    ] (including its registered assigns, the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)              DOLLARS ($            ) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office specified in Section 2.18 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.13 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement and that such recordation shall be subject to the Register as provided in Section 9.04(b) of the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of January 9, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Advisory Board Company, a Delaware corporation (“Borrower”), the Lenders, the Issuing Banks, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC, as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as Issuing Bank and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Collateral Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

D-1

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT, AND ANY ASSIGNMENT OR TRANSFER OF THIS NOTE SHALL BE EFFECTIVE ONLY UPON APPROPRIATE ENTRIES WITH RESPECT THERETO BEING MADE IN SUCH REGISTER.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (INCLUDING STATUTES OF LIMITATION) OF THE STATE OF NEW YORK.

[Signature Page Follows]

[Signature Page to Revolving Note]

THE ADVISORY BOARD COMPANY,
as Borrower

By:
Name:
Title:

[Signature Page to Revolving Note]

EXHIBIT E-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 9, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Advisory Board Company (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

E-1-1

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 9, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Advisory Board Company (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

E-2-1

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 9, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Advisory Board Company (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

E-3-1

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 9, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Advisory Board Company (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

E-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

E-4-2

EXHIBIT F-1

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

[10 South Dearborn

Chicago, Illinois 60603

Attention: [        ]

Facsimile: [        ]]4

With a copy to:

[                    ]

[                    ]

Attention: [        ]

Facsimile: [        ]

Re:	The Advisory Board Company

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of January 9, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Advisory Board Company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	Class of Borrowing: [Revolving Loan][Term Loan]

2.	Aggregate principal amount of Borrowing:[5]

3.	Date of Borrowing (which shall be a Business Day):

[4]	If request is in respect of Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).
[5]	Not less than applicable amounts specified in Section 2.02(c).

F-1-1

4.	Type of Borrowing (ABR or Eurocurrency):

5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):[6]

6.	Agreed Currency:

7.	Location and number of the Borrower’s account or any other account agreed upon by the Administrative Agent and the Borrower to which proceeds of Borrowing are to be disbursed:

[Signature Page Follows]

[6]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

F-1-2

The undersigned hereby represents and warrants that the conditions to lending specified in Section[s] [4.01 and]7 4.02 of the Credit Agreement are satisfied as of the date hereof.

Very truly yours,

THE ADVISORY BOARD COMPANY, as the Borrower

By:
Name:
Title:

[7]	To be included only for Borrowings on the Effective Date.

F-1-3

EXHIBIT F-2

FORM OF INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

[10 South Dearborn

Chicago, Illinois 60603

Attention: [        ]

Facsimile: ([    ]) [    ]-[            ]]8

Re: The Advisory Board Company

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of January 9, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Advisory Board Company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that it requests to convert an existing Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such conversion requested hereby:

1.	List date, Type, principal amount, Agreed Currency and Interest Period (if applicable) of existing Borrowing:

2.	Aggregate principal amount of resulting Borrowing:

3.	Effective date of interest election (which shall be a Business Day):

4.	Type of Borrowing (ABR or Eurocurrency):

5.	Interest Period and the last day thereof (if a Eurocurrency Borrowing):[9]

6.	Agreed Currency:

[8]	If request is in respect of Loans in a Foreign Currency, please replace this address with the London address from Section 9.01(a)(ii).
[9]	Which must comply with the definition of “Interest Period” and end not later than the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

[Signature Page Follows]

Very truly yours,

THE ADVISORY BOARD COMPANY, as Borrower

By:
Name:
Title: